AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2016

REGISTRATION STATEMENT NO. 333-203340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARFRESH FOOD GROUP, INC.

(Name of small business issuer in its charter)

Delaware	2038	27-1994406
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

Telephone: (310) 598-7113

(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Mark Y. Abdou

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 11th Floor

Santa Monica, CA 90401

Telephone: (310) 359-8742

Facsimile: (310) 356-1922

Approximate date of proposed sale to the public:

From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer [  ] Smaller reporting company [X]

EXPLANATORY NOTE

This Post Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-203340) is being filed to clarify that the registrant is not seeking to register additional securities that were not included in the registration statement at effectiveness, identify the registrant’s Principal Accounting Officer on the signature page and include in Exhibit list Exhibit 4.11, Form of Warrant issued December 1, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2016

PROSPECTUS

16,780,333 Shares of Common Stock

This prospectus relates to 16,780,333 shares of our common stock, par value $0.000001 per share, of which 6,430,333 are issuable upon exercise of warrants that may be sold from time to time by the selling shareholders listed under the caption “Selling Shareholders”. All of the shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling shareholders decide to sell their shares. See “Plan of Distribution”. The selling shareholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We will receive proceeds from any exercise of outstanding warrants by the selling shareholders if and when those warrants are exercised for cash. Series N Warrants may be exercised by the payment of the exercise price of $0.45 per share for a term of five years, in cash or via cashless exercise, subject to the registration rights agreement governing those rights. Series G Warrants may be exercised by the payment of the exercise price of $0.60 per share for a term of five years, in cash, subject to the registration rights agreement governing those rights. The other warrants may be exercised by the payment of the exercise price of $0.50 per share for a term of three years, in cash or via cashless exercise.

Our common stock is traded on the OTCQB under the symbol BRFH. On August 31, 2016 the last reported sale price of our common stock was $0.60 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 6, 2016

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company”, “Barfresh”, “we”, “us” or “our” shall mean Barfresh Food Group Inc., a Delaware corporation.

BARFRESH FOOD GROUP INC.

Our Company

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent was granted on August 16, 2016. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company has conducted sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

The company recently launched in market tests with several major National Key accounts, and is focused on moving from in-market tests to national roll-out.

On July 6th, 2016, the Company announced that it had signed a supply agreement with a major global on-site foodservice operator. The agreement, which marked the culmination of a successful in market test conducted at several locations, makes Barfresh’s suite of blended beverages available across the customer’s diverse customer base in its education, healthcare, sports and entertainment, and business government channels, in the US and Canada representing over 2,000 potential accounts.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products.

The Company is one of five vendors that were named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products will receive national advertising and marketing, and will be considered a core product. All 72 of SYSCO’s OPCO’s will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company, which had already begun shipping products to 37 of the 72 Sysco distribution centers, expects to have its products in all 72 SYSCO Opco’s by the end of the second quarter 2016.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products will be included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Production lines are currently operational at two locations. The first is in our Salt Lake City contract manufacturer location, which currently produces products sold to existing customers. Currently annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC., a subsidiary of Shulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February, 2016, secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. Yarnell’s began shipping product for Barfresh during June of this year. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture our products, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of our products grows, we plan to contract a level of raw material requirements to ensure continuity of supply. Our corporate office is located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. Our telephone number is (310) 598-7113 and our website is www.barfresh.com.

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SUMMARY OF THE OFFERING

The Offering

Up to 16,780,333 shares of our common stock, par value $0.000001 per share, of which 958,333 are issuable upon exercise of Series N Warrants, 5,387,000 are issuable upon exercise of Series G Warrants and 135,000 are issuable upon exercise of other Warrants.

Series N Warrants may be exercised by the payment of the exercise price of $0.45 per share for a term of five years, in cash or via cashless exercise, subject to the registration rights agreement governing those rights.

Series G Warrants may be exercised by the payment of the exercise price of $0.60 per share for a term of five years, in cash, subject to the registration rights agreement governing those rights.

The other Warrants may be exercised by the payment of the exercise price of $0.50 per share for a term of three years, in cash or via cashless exercise.

Trading Market	OTCQB under the symbol “BRFH”

Offering Period	We are registering the selling shareholders’ shares to allow the selling shareholders the opportunity to sell their shares pursuant to a registration rights agreement between the Company and these shareholders. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of shares of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416 (“Rule 416”) under the Securities Act of 1933, as amended (“Securities Act”).

Risk Factors	The shares being offered are speculative and involve very high risks, including those listed in “Risk Factors”.

Net Proceeds	We will not receive any proceeds from the sale of any shares by selling shareholders. However, we may receive up to an aggregate of $3,730,950 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement.

Use of Proceeds	We expect to use any cash proceeds we receive from the exercise of warrants by selling shareholders for general working capital purposes.

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RISK FACTORS

An investment in the Company’s securities involves significant risks, including the risks described below. You should carefully consider the risks described below before purchasing the shares. The risks highlighted here are not the only ones that the Company faces. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses

We have a history of operating losses and may not achieve or sustain profitability. These operating losses have been generated while we market to potential customers. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. While there are signs that economic conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in restaurants visited, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four day parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four day parts, ranging from coffee bars and bakery cafés to casual dining chains. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the market quicker than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, as evidenced by McDonald’s Corporation’s inclusion of fruit smoothies on their menu, could reduce our revenue and operating margins. We also compete with other employers in our markets for hourly workers and may become subject to higher labor costs as a result of such competition.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

Supplies and prices of the various ingredients that we are going to use to can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.

These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit and dairy, which are the main ingredients in our products, can be highly volatile. The fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our fruit supply.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives is unable or unwilling to continue to work for us in his present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. In addition, of any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, knowhow and key employees.

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Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

With the exception of our Chief Financial Officer, our senior management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Product liability exposure may expose us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. Although we believe our insurance coverage to be adequate, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance and condition.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in the United States and internationally for certain intellectual property incorporated into our products. Our intellectual property rights may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we may provide services or solutions may offer only limited protection of our intellectual property rights.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

If securities or industry analysts do not continue to publish research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about our business or us. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

We cannot predict or estimate the amount of additional costs we may incur to continue to operate as a public company, nor can we predict the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our management on our internal control over financial reporting. As such, our management has conducted this evaluation and, as of December 31, 2015, identified the following material weaknesses in the Company’s internal control over financial reporting:

●	We do not have a fully independent audit committee: We are not currently obligated to have a fully independent audit committee, including a member who is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K, under applicable regulations or listing standards. However, it is management’s view that such a committee is an important internal control over financial reporting, the lack of which may result in ineffective oversight in the establishment and monitoring of internal controls and procedures.

●	We do not have a majority of independent directors on our board of directors, which may result in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

●	Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement certain control procedures related to segregation of duties.

Management has concluded that our disclosure controls and procedures are not effective. Effective internal control over financial reporting is necessary to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to modify and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Continued identification of one or more material weaknesses in our internal control over financial reporting could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are operating with less than a majority of independent directors.

We do not have a majority of independent directors. The Company is operated without the oversight of a majority of independent directors and material agreements and transactions, including those with related parties, are not approved with the oversight of a majority of independent directors.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our Company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

The shares registered hereunder represent approximately 39% of our public float. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

The 16,780,333 shares registered hereunder, if issued, would represent approximately 18% of our shares outstanding and approximately 39% of our public float as of February 2015, including the 6,480,333 shares issuable upon conversion of outstanding warrants. If all or a substantial portion of these shares are issued and subsequently resold in the public market it could create a greater supply for our shares than demand and therefore have a negative impact on our stock price.

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Our common stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange, NYSE MKT or the NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB, which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we could be forced to deregister with the SEC. After the deregistration process, our common stock would only be tradable on the “Pink Sheets” and could suffer a decrease in or absence of liquidity.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCQB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCQB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

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We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is currently quoted on the OTCQB. Our common stock is subject to the requirements of Rule 15(g)-9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on a national exchange that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Because we do not intend to pay dividends, shareholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or common stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the Company’s common stock. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There can be no guarantee that our common stock will appreciate in value.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting the our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

We intend to continue to seek financing through the issuance of equity or convertible securities to fund our operations. In the future, we may also issue additional equity securities resulting in the dilution of the ownership interests of our present shareholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions or for other business purposes. The future issuance of any such additional shares of common stock will result in dilution to our shareholders and may create downward pressure on the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “will”, “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the success, cost and timing of our sales and licensing activities;

●	our ability to attract collaborators with development, marketing and commercialization expertise;

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the performance of our third-party suppliers and manufacturers;

●	our ability to attract and retain key management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

●	our expectations regarding our ability to maintain and protect intellectual property protection for our products.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors”. In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling shareholders. Rather, the selling shareholders will receive those proceeds directly.

However, we may receive up to an aggregate of $3,730,950 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

SELLING SHAREHOLDERS

We are registering 16,780,333 shares of our common stock, par value $0.000001 per share, of which 958,333 are issuable upon exercise of Series N Warrants and 5,387,000 are issuable upon exercise of Series G Warrants and 135,000 are issuable upon exercise of other Warrants. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder only as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416. All shares that may be issued will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

No shareholder may offer or sell shares of our common stock under this prospectus unless such shareholder has notified us of such shareholder’s intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling shareholders.

8

The following table sets forth as of August 24, 2016, information regarding the current ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. We have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by this prospectus. The selling shareholders may, from time to time, offer all or some of their shares under this prospectus or in another manner. No assurance can be given as to the actual number of shares that will be resold by the selling shareholders (or any of them). In addition, a selling shareholder may have already sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act. The selling shareholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling shareholder has held any position nor had any material relationship with our affiliates or us during the past three years. Except as set forth below, each of the selling shareholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Name of Selling Shareholder	Number of Shares Owned Before Offering		Number of Shares Being Offered	Number of Shares Owned After Offering	Percent of Shares Owned After Offering
Lazarus Investment Partners LLLP[1]	17,237,548	[2]	833,333	16,404,215	17.61%
Michael Donnelly	166,323	[3]	83,333	82,990	*
J. Scott Liolios	400,662	[4]	41,667	358,995	*
Algonquin Capital Management, LLC[5]	600,000	[6]	600,000	0	0
Dillon Hill Capital LLC[7]	3,000,000	[8]	3,000,000	0	0
Dillon Hill Investment Company LLC[9]	1,500,000	[10]	1,500,000	0	0
Elliot-Herbst, LP11	160,000	[12]	130,000	30,000	*
J&V Schimmelpfennig Family Trust[13]	90,000	[14]	90,000	0	0
SC Investing, LLC[15]	60,000	[16]	60,000	0	0
Libertas Law Group, Inc.[17]	155,000	[18]	90,000	65,000	*
Marathon Micro Fund, LP19	750,000	[20]	750,000	0	0
Marc Nuccitelli	300,000	[21]	300,000	0	0
Schwary Family Trust[22]	115,000	[23]	45,000	70,000	*
Squidblues & Co.[24]	900,000	[25]	900,000	0	0
Steven P. Cugine	300,000	[26]	300,000	0	*
The Daniel and Lauren Friedman Living Trust[27]	15,000	[28]	15,000	0	0
The Debs Family Trust August 97[29]	45,000	[30]	45,000	0	0
Abalos Family Trust dated February 17, 1997[31]	4,000	[32]	2,000	2,000	*
Baron Discovery Fund[33]	900,000	[34]	900,000	0	0
Richard Olicker	600,000	[35]	600,000	0	0
Wolverine Asset Management, LLC[36]	6,000,000		6,000,000	0	0
London Family Trust[37]	1,056,000		300,000	756,000	*
Beachform ATF the Crichton Superannuation Fund[38]	20,000		20,000	0	0
Marathon Micro Fund, LP39	750,000		750,000	0	0
Eric Rindahl[40]	75,000		45,000	30,000	0
Jeffrey M. Ng41	60,000		60,000	0	0
Kensington Partners LP42	750,000		750,000	0	0
Dylide PTY Limited[43]	60,000		20,000	40,000	*
Pensel PTY Limited as Trustee for the Selig Superannuation Fund[44]	220,000		20,000	200,000	*
AMLM Pty Ltd. ATF The Mitchell Family Trust[45]	25,000		25,000	0	0
Greenridge Global, LLC[46]	300,000		135,000	165,000	*
Phascolomis Nominees Pty Ltd[47]	120,000		20,000	100,000

* Less than 1%

1. Lazarus Management Company LLC, a Colorado limited liability company (“Lazarus Management”), is the investment adviser and general partner of Lazarus Investment Partners LLLP (“Lazarus Partners”), and consequently may be deemed to have voting control and investment discretion over securities owned by Lazarus Partners. Justin B. Borus is the managing member of Lazarus Management. As a result, Mr. Borus may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Lazarus Management. The foregoing should not be construed in and of itself as an admission by Lazarus Management or Mr. Borus as to beneficial ownership of the shares owned by Lazarus Partners. Each of Lazarus Management and Mr. Borus disclaims beneficial ownership of the securities, except to the extent of its or his pecuniary interests therein.

2. Includes 2,900,000 shares underlying exercisable warrants.

3. Includes 166,323 shares underlying exercisable warrants.

4. Includes 300,662 shares underlying exercisable warrants.

5. Michael David Lockwood, President, exercises voting and investment control over all shares beneficially owned.

6. Includes 200,000 shares underlying exercisable warrants.

7. Bruce Grossman, Chief Executive Officer and Managing Partner, exercises voting and investment control over all shares beneficially owned.

8. Includes 1,000,000 shares underlying exercisable warrants.

9. Bruce Grossman, President, exercises voting and investment control over all shares beneficially owned.

10. Includes 500,000 shares underlying exercisable warrants.

11. Alice Elliot exercises voting and investment control over all shares beneficially owned.

12. Includes 130,000 shares underlying exercisable warrants.

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13. Joe Schimmelpfennig exercises voting and investment control over all shares beneficially owned.

14. Includes 30,000 shares underlying exercisable warrants.

15. George H. Schwary and Martha Schwary each exercise voting and investment control over all shares beneficially owned.

16. Includes 20,000 shares underlying exercisable warrants.

17. Mark Abdou exercises voting and investment control over all shares beneficially owned.

18. Includes 30,000 shares underlying exercisable warrants.

19. James G. Kennedy exercises voting and investment control over all shares beneficially owned.

20. Includes 250,000 shares underlying exercisable warrants.

21. Includes 100,000 shares underlying exercisable warrants.

22. George H. Schwary and Martha Schwary each exercise voting and investment control over all shares beneficially owned.

23. Includes 15,000 shares underlying exercisable warrants.

24. Ronald Baron exercises voting and investment control over all shares beneficially owned.

25. Includes 300,000 shares underlying exercisable warrants.

26. Includes 100,000 shares underlying exercisable warrants.

27. Daniel Friedman, Trustee, exercises voting and investment control over all shares beneficially owned.

28. Includes 5,000 shares underlying exercisable warrants.

29. John Frederick Debs, Trustee, exercises voting and investment control over all shares beneficially owned.

30. Includes 15,000 shares underlying exercisable warrants.

31. Alfonso Abalos and Janette Dye, Trustees, exercise voting and investment control over all shares beneficially owned.

32. Includes 2,000 shares underlying exercisable warrants.

33. Ronald Baron exercises voting and investment control over all shares beneficially owned.

34. Includes 300,000 shares underlying exercisable warrants.

35. Includes 200,000 shares underlying exercisable warrants.

36. The sole member and manager of Wolverine Asset Management, LLC (“WAM”) is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings. Each of Mr. Bellick and Mr. Gust disclaim beneficial ownership of these securities.

37. Includes 300,000 shares underlying exercisable warrants. Shares being offered include 200,000 shares underlying exercisable warrants. Robert S. London, trustee, exercises voting and investment control over all shares beneficially owned.

38. Consists of 20,000 shares underlying exercisable warrants.

39. Includes 250,000 shares underlying exercisable warrants. James G. Kennedy exercises voting and investment control over all shares beneficially owned.

40. Includes 25,000 shares underlying exercisable warrants. Shares being offered include 15,000 shares underlying exercisable warrants.

41. Includes 20,000 shares underlying exercisable warrants.

42. Includes 250,000 shares underlying exercisable warrants. Richard Keim exercises voting and investment control over all shares beneficially owned.

43. Includes 20,000 shares underlying exercisable warrants. Shares offered consist of 20,000 shares underlying exercisable warrants. Shahen Mekertichian exercises voting and investment control over all shares beneficially owned.

44. Includes 100,000 shares underlying exercisable warrants. Shares offered consist of 20,000 shares underlying exercisable warrants. David Paul Selig exercises voting and investment control over all shares beneficially owned.

45. Consists of 20,000 shares underlying exercisable warrants. Luke Mitchell exercises voting and investment control over all shares beneficially owned.

46. Consists of 300,000 shares underlying exercisable warrants. William Robert Gregozeski exercises voting and investment control over all shares beneficially owned.

47. Consists of 20,000 shares underlying exercisable warrants and 100,000 shares underlying convertible notes. Allan William Blaikie exercises voting and investment control over all shares beneficially owned.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling shareholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares of common stock by other means not described in this prospectus. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $33,200 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse affect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the ordinary course of business.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this Report:

Name	Age	Position
Riccardo Delle Coste	37	President, Chief Executive Officer and Chairman
Joseph S. Tesoriero	62	Chief Financial Officer
Steven Lang	63	Director
Arnold Tinter	71	Secretary and Director
Joseph M. Cugine	55	Director
Alice Elliot	59	Director
Alexander H. Ware	54	Director

Riccardo Delle Coste has been the Chairman of our board of directors, President and Chief Executive Officer since January 10, 2012. He has also been the President and Chief Executive Officer of Barfresh Inc., a Nevada corporation and our wholly owned subsidiary (“Barfresh NV”), since its inception. Mr. Delle Coste is the inventor of the patented technology and the creator of Barfresh. Mr. Delle Coste developed a unique system using controlled pre-packaged portions to deliver a freshly made smoothie that is quick, cost efficient, healthy and with no waste. In building the business, he is responsible for securing new business and maintaining key client relationships. He is also responsible for the development of new product from testing to full-scale production, establishment of the manufacturing facilities that have all necessary accreditations, technology development, product improvement and R&D with new product launches. Mr. Delle Coste also has over five years of investment banking experience. Mr. Delle Coste attended Macquarie University, Sydney, Australia while studying for a Bachelor of Commerce for 3.5 years but left to pursue business interests before receiving a degree.

Qualifications: Mr. Delle Coste has 17 years of experience within retail, hospitality and dairy manufacturing.

Joseph S. Tesoriero was appointed as Chief Financial Officer of the Company on May 18, 2015. Mr. Tesoriero has served as an independent director of Smart & Final Stores, Inc. (NYSE: SFS) since July of 2014, where he serves as Chairman of the Audit Committee and a member of the Nominating and Governance Committee. He was most recently engaged as a financial advisor for Dole Asia Holdings, Ltd. Pte., a Singapore based wholly owned subsidiary of Itochu Corporation of Japan, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice Present and Chief Financial Officer of Dole Food Company Inc. from February 2010 to April 2013, as its Vice President and Chief Financial Officer from August 2004 to February 2010 and as its Vice President of Tax from September 2002 to August 2004. Prior to joining Dole, Mr. Tesoriero was Senior Vice President of Tax of Global Crossing (1998-2002), Vice President of Tax of Coleman Camping Equipment (1997-1998), International Tax Attorney with Revlon Cosmetics (1989-1997) and Tax Attorney with IBM (1980-1988). Mr. Tesoriero began his career in 1978 as a Tax Associate with Haskins & Sells (now Deloitte Touche). Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an LL.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978.

Qualifications: Mr. Tesoriero has over 30 years of experience in corporate finance leadership positions.

Steven Lang was appointed as Director of the Company on January 10, 2012. He has also served as Secretary of Barfresh CO since its inception. Prior to joining Barfresh CO, from 2003 to 2007, Mr. Lang was a director of Vericap Finance Limited, a company that specializes in providing advice to and investing in Australian companies with international growth potential. From 1990 to 1999, he served as a director of Babcock & Brown’s Australian operations where he was responsible for international structured finance transactions. Mr. Lang received a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales in 1976 and a Master of Laws from the University of Sydney in 1984. He has been a member of the Institute of Chartered Accountants in Australia and was licensed to practice foreign law in New York.

Qualifications: Mr. Lang has over 35 years of experience in business, accounting, law and finance and served as Chairman of an Australian public company.

Arnold Tinter was appointed as Director, Chief Financial Officer and Secretary of the Company on January 10, 2012. Mr. Tinter resigned his position as Chief Financial Officer on May 18, 2015. Mr. Tinter founded Corporate Finance Group, Inc., a consulting firm located in Denver, Colorado, in 1992, and is its President. Corporate Finance Group, Inc., is involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. He is the chief financial officer to two other public companies: LifeApps Digital Media Inc. and Arvana Inc. From 2006 to 2010 he was the chief financial officer of Spicy Pickle Franchising, Inc., a public company, where his responsibilities included oversight of all accounting functions, including SEC reporting, strategic planning and capital formation. From May 2001 to May 2003, he served as chief financial officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he also served as that company’s chief executive officer. Prior to 1990, Mr. Tinter was chief executive officer of Source Venture Capital, a holding company with investments in the gaming, printing and retail industries. Mr. Tinter currently serves as a director of LifeApps Digital Media Inc., a public company. Mr. Tinter received a B.S. degree in Accounting in 1967 from C.W. Post College, Long Island University, and is licensed as a Certified Public Accountant in Colorado.

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Qualifications: Mr. Tinter has over 40 years of experience as a Certified Public Accountant and a financial consultant. During his career he served as a director of numerous public companies.

Joseph M. Cugine was appointed as Director of the Company on July 29, 2014 and on April 27, 2015, was appointed president of our wholly owned subsidiary, Smoothie Inc. Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. He is also president and owner of Restaurant Consulting Group LLC. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

Qualifications: Mr. Cugine’s career in sales, marketing, operations and supply chain spans more than 25 years. He has extensive industry contacts and proven experience leading and advising numerous successful food distribution companies.

Alice Elliot was appointed as Director of the Company on October 15, 2014. Ms. Elliot is the founder and chief executive of The Elliot Group, a global retained executive search firm specializing in the hospitality, foodservice, retail and service sectors. For more than 20 years, Ms. Elliot has hosted the exclusive invitation only ‘Elliot Leadership Conference.’ She was a co-founder of ‘The Elliot Leadership Institute,’ a nonprofit organization dedicated to leadership development and advancement in the foodservice industry, and is known for her philanthropic and educational endeavors and contributions. Throughout her career, Ms. Elliot has received various industry honors, including the Trailblazer Award from the Women’s Foodservice Forum and induction into the National Restaurant Association Educational Foundation’s College of Diplomates. She was also recently named to the Nation’s Restaurant News list of the 50 Most Powerful People in Foodservice.

Qualifications: Well recognized for the placement of senior-level executives at public and privately held restaurant organizations nationwide, Ms. Elliot is sought out for their intellectual and strategic thought leadership.

Alexander H. Ware was appointed as director of the company on July 13, 2016. Mr. Ware is currently the Executive Chairman of MStar Holding Corporation, a leading provider of keg rental, leasing, logistics and management services to the craft beer industry with a fleet of over two million kegs. Mr. Ware served as Interim Chief Executive Officer for MStar Holding Corporation in 2013. Prior to his time at MStar Holding Corporation, he served as a Senior Advisor and previously as Executive Vice President of Strategic Development of Pohlad Companies, a family office, from 2010 to 2015. He served in increasing capacities at PepsiAmericas, Inc. and related companies for a total of 16 years culminating as Executive Vice President & Chief Financial Officer in 2010. Previously, he was Senior Associate in their Environmental Practice at Booz Allen Hamilton, Inc. from 1990-1994. Mr. Ware received his Bachelor of Arts degree in Economics from the Hampden-Sydney College and his Master of Business Administration from Darden Graduate School of Business at University of Virginia.

Qualifications: Mr. Ware brings over 30 years of experience in leadership, strategic planning and business portfolio management.

Employment Agreements

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

Term of Office

Directors are appointed for a one-year term to hold office until the next annual general meeting of shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the earlier of resignation or removal.

Director Independence

We use the definition of “independence” standards as defined in the NASDAQ Stock Market Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that only one of our directors is independent, which constitutes less than a majority.

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Board Committees

We currently have an audit committee, a compensation committee and a nominating and governance committee. The members of the audit committee are Arnold Tinter, Steven Lang and Riccardo Delle Coste. The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. None of the members of the audit committee are independent, as defined above. In the future we will have an independent member of the committee. The members of the compensation committee are Arnold Tinter, Alice Elliot and Riccardo Delle Coste. The compensation committee is primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The members of the nominating committee are Arnold Tinter, Alice Elliot and Steven Lang. The nominating and governance committee is primarily responsible for overseeing corporate governance and for identifying, evaluating and recommending individuals to serve as directors of the Company.

Family Relationships

There are no family relationships among any of our officers or directors.

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to the Company, have any material interest adverse to the Company or have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against him/her or any business of which he/she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been subject to, or party to, any judicial or administrative order, judgment, decree , or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

Our Chief Executive Officer and Chief Financial Officer are bound by a Code of Ethics that complies with Item 406 of Regulation S-K of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of August 24, 2016 for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of August 24, 2016 . For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of August 24, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. As of August 24, 2016, the Company had 95,157,137 shares of common stock outstanding.

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Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class o/s	Shares held		Convertible shares	Options Exercisable		Warrants Exercisable		Percent of o/s only
Riccardo Delle Coste (2)(3)(4)(5)(6)(7)(8)	20,480,909	21.33%	19,641,214	(3)		300,000	(4)	539,695	(5)(6)(7)(8)	20.64%

R.D. Capital Holdings Pty Ltd. (3) (5) (6) (7) (8)	19,780,909	20.67%	19,241,214	(3)				539,695	(5)(6)(7)(8)	20.22%

Steven Lang (9) (10) (11) (12)	20,399,311	21.16%	19,166,664	(10)		950,000	(11)	282,647	(12)	20.14%

Sidra Pty Limited (10) (11) (12)	19,249,310	20.17%	18,966,664	(10)				282,646	(9)	19.93%

Joseph Tesoriero (13) (14)	121,291	0.13%	64,194					57,097	(14)	0.07%

Arnold Tinter (15) (16)	950,000	1.00%	800,000			150,000	(16)			0.84%

Joe Cugine (17) (18) (19)	784,971	0.82%	728,014	(18)				56,957	(19)	0.77%

Alice Elliot (20) (21) (22) (23)	454,599	0.48%	424,599	(21)				30,000	(22)	0.45%

Alexander Ware (24)	19,500	0.02%	19,500							0.02%

All directors and officers as a group (7 persons)	43,210,581	44.31%	40,844,185			1,400,000		966,396		42.92%

Lazarus Investment Partners LLLP 3200 Cherry Creek South Drive Suite 670 Denver, CO 80209	17,234,548	17.24%	12,421,318					4,813,230		13.05%

Wolverine Asset Management, LLC (“WAM”) 175 West Jackson Blvd. Suite 340 Chicago, IL 60604 (25)	6,503,528	6.69%	4,503,528					2,000,000		4.73%

The address of those listed, except for Lazarus Investment Partners LLLP, and Wolverine Asset Mangement, LLC (and related companies) is c/o Barfresh Food Group Inc., 8530 Wilshire Blvd., Beverly Hills, CA 90211

Mr. Delle Coste is the Chief Executive Officer, President and a Director of the Company

Includes 19,241,214 shares owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

Includes 300,000 shares underlying options granted.

Includes 200,000 shares underlying warrants related to the convertible debt owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

Includes 282,647 shares underlying warrants issued in connection with a promissory note the holder of which was R.D. Capital Holdings PTY Ltd. And of which Riccardo Delle Coste is deemed to be a beneficial owner.

Includes 25,000 shares underlying warrants issued in connection with a promissory note the holder of which was R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

Includes 32,048 shares underlying warrants issued in connection with the purchase of common shares, the holder of which was R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

Mr. Lang is a Director of the Company

Includes 18,966,664 shares owned by Sidra Pty Limited of which Steven Lang is deemed to be a beneficial owner

Includes 950,000 shares underlying options granted

Includes 282,646 shares underlying warrants issued in connection with a promissory note the holder of which is Sidra PTY Limited

Mr. Tesoriero is the Chief Financial Officer of the Company

Includes 57,097 shares underlying warrants issued in connection with a promisory note and conversion thereof.

Mr. Tinter is the Secretary and a Director of the Company

Includes 150,000 shares underlying options granted

Mr. Cugine is President of a subsidiary of the Company and a Director

Includes 500,000 shares owned by Restaurant Consulting Group LLC of which Joe Cugine is deemed to be a beneficial owner.

Includes 56,957 shares underlying warrants issued in connection with purchase of common shares

Ms. Elliot is a Director of the Company

Includes 360,000 shares owned by Elliot-Herbst LP of which Alice Elliot is deemed to be a beneficial owner

Includes 64599 shares owned by Elliot-Herbst Family LLC of which Alice Elliot is deemed to be a beneficial owner

Includes 30,000 shares underlying warrants issued in connection with purchase of common shares

Mr. Ware is a Director of the Company

Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 95,000,000 shares of common stock, par value $0.000001 per share and 5,000,000 shares of preferred stock, par value $0.000001 per share. As of August 24, 2016, 95,157,137 shares of our common stock were outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (ii) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Series G Warrants

Series G Warrants to purchase up to 5,275,000 shares of common stock are currently outstanding. The Series G Warrants are exercisable for a term of five-years at a per share exercise price of $0.60 and are subject to customary protective provisions for price and certain events. The shares of common stock issuable upon exercise of the warrants are subject to mandatory registration rights. Holders of Series G Warrants may elect cashless exercise in the event a registration statement is not available at the time of sale. The Series G Warrants may not be exercised by a holder to the extent that after giving effect to such exercise, the holder would beneficially own in excess of 9.99% of the issued and outstanding common stock of the Company.

Series N Warrants

Series N Warrants to purchase up to 1,291,667 shares common stock are currently outstanding. Series G Warrants are exercisable for a term of five- years at a per share exercise price of $0.45 or via cashless exercise, at the holder’s option. The Series G Warrants are subject to customary protective provisions for certain events. The shares of common stock issuable upon exercise of the warrants are subject to mandatory registration rights.

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Other Warrants

Other Warrants registered hereunder to purchase up to 135,000 shares common stock are exercisable for a term of three years at a per share exercise price of $0.50 or via cashless exercise, at the holder’s option. These other warrants were issued on December 1, 2013. The shares of common stock issuable upon exercise of the warrants are subject to piggyback registration rights.

LEGAL MATTERS

The validity of the common stock to be sold under this prospectus will be passed upon for us by Libertas Law Group, Inc. Libertas Law Group holds 386,441,000 shares of common stock and a warrants to purchase 55,000 shares of common stock.

EXPERTS

Our financial statements, as of and for the transitional period commencing April 1, 2015 and ending December 31, 2015 and the year ending March 31, 2015 appearing in the prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the SEC’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

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DESCRIPTION OF BUSINESS

PART I

Item 1. Business.

Business Overview

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent was granted on August 16, 2016. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company has conducted sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

The company recently launched in market tests with several major National Key accounts, and is focused on moving from in-market tests to national roll-out.

On July 6th, 2016, the Company announced that it had signed a supply agreement with a major global on-site foodservice operator. The agreement, which marked the culmination of a successful in market test conducted at several locations, makes Barfresh’s suite of blended beverages available across the customer’s diverse customer base in its education, healthcare, sports and entertainment, and business government channels, in the US and Canada representing over 2,000 potential accounts.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products.

The Company is one of five vendors that were named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products will receive national advertising and marketing, and will be considered a core product. All 72 of SYSCO’s OPCO’s will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company, which had already begun shipping products to 37 of the 72 Sysco distribution centers, expects to have its products in all 72 SYSCO Opco’s by the end of the second quarter 2016.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products will be included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Production lines are currently operational at two locations. The first is in our Salt Lake City contract manufacturer location, which currently produces products sold to existing customers. Currently annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC., a subsidiary of Shulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February, 2016, secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. Yarnell’s began shipping product for Barfresh during June of this year. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

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Corporate History and Background

The Company, which was incorporated in Delaware on February 25, 2010, was originally formed to produce movies. As the result of the reverse merger, more fully described below, the Company is now engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

Reorganization and Recapitalization

During January, 2012, the Company entered into a series of transactions pursuant to which Barfresh Inc., a Nevada corporation (“Barfresh NV ”), was acquired, spun-out prior operations to the former principal shareholder, completed a private offering of securities for an aggregate purchase price of approximately $999,998, conducted a four for one forward stock split and changed the name of the Company. The following describes the steps of this reorganization:

●	Acquisition of Barfresh NV . We acquired all of the outstanding capital stock of Barfresh NV in exchange for the issuance of 37,333,328 shares of our $0.000001 par value common stock pursuant to a Share Exchange Agreement between us, our former principal shareholder, Barfresh NV and the former shareholders of Barfresh NV . As a result of this transaction, Barfresh NV became our wholly owned subsidiary and the former shareholders of Barfresh NV became our controlling shareholders.

●	Spinout of prior business. Immediately prior to the acquisition of Barfresh NV , we spun-out our previous business operations to a former officer, director and principal shareholder, in exchange for all of the shares of our common stock held by that person. Such shares were cancelled immediately following the acquisition.

●	Financing transaction. Immediately following the acquisition of Barfresh, we sold an aggregate of 1,333,332 shares of our common stock and five-year warrants to purchase 1,333,332 shares of common stock at a per share exercise price of $1.50 in a private offering for gross proceeds of $999,998, less expenses of $26,895.

●	Change of name. Subsequent to the merger, we changed the name of the Company from Moving Box Inc. to Barfresh Food Group Inc.

●	Forward stock split. Subsequent to the merger, we conducted a four for one forward stock split of the Company’s common stock.

Products

All of our products are portion controlled beverage ingredient packs, suitable for smoothies, shakes and frappes that can also be utilized for cocktails and mocktails. They contain all of the ingredients necessary to make a smoothie, shake or frappe, including the ice. Simply add water, empty the packet into a blender, blend and serve.

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The following nine flavors are available as part of our standard portfolio of products:

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In addition to the standard product range, the Company has developed a number of exclusive flavors for several National Accounts that are currently engaged in the pre-rollout testing process.

Some of the key product benefits for operators include:

●	Portion controlled

●	Zero waste

●	Product consistency – every time a smoothie, shake or frappe is made

●	Easy inventory control

●	Long shelf life (24 months)

●	Minimal capital investment necessary

●	Faster and easier to make (less than 60 seconds)

●	Ability to itemize the ingredients of the beverages on menus

●	Products require less retail space

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Some of the key benefits of the products for the end consumers that drink the products include:

●	From as little as 150 calories (per serving)

●	Real fruit in every smoothie

●	Dairy free options

●	Kosher approved

●	Gluten Free

Customer Marketing Material

A wide range of consumer marketing materials has been created to assist customers in selling blended beverages.

Research and Development

The Company incurred research and development expenses for the 9 month transitional year ended December 31, 2015 in the amount of $67,341, and for fiscal year ended March 31, 2015 in the amount of $51,465. The increase in Research and Development expenses was primarily attributable to increased activity in creating unique flavors for potential customers in our national account pipeline.

Competition

There is significant competition in the smoothie market at both the consumer purchasing level and also the product level.

The competition at the consumer level is primarily between specialized juice bars (e.g. Jamba Juice) and major fast casual and fast food restaurant chains (such as McDonalds). Barfresh does not compete specifically at this level but intends to supply its product to customers that fall within these segments to enable them to compete for consumer demand.

There may also be new entrants to the smoothie market that may alter the current competitor landscape.

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The existing competition from a product perspective can be separated into three categories:

●	Specialized juice bar products: The product is made in-store and each ingredient is added separately.

●	Syrup based products: The fruit puree is supplied in bulk and not portion controlled for each smoothie. These types of products still require the addition of juice, milk or water and/or yogurt and ice. While there are a number of competitors for this style of product, the two dominant competitors are Island Oasis and Minute Maid, which are both owned by Coca Cola.

●	Portion pack products: These products contain only the fruit and yogurt and require the addition of juice or milk and ice. The two dominant competitors are General Mills’ Yoplait Smoothies and Inventure Group’s Jamba Smoothies.

The Company believes that ease of use, portion control, premium quality, and minimal capital investment required to enable a customer to begin to carry Barfresh beverage products all add up to represent a very significant competitive advantage that will allow us to quickly gain traction in the market and secure long-term agreements with customers. However, there are other factors that may influence the adoption of a particular product by customers, including their dependence on prior relationships with competition.

Intellectual Property

Barfresh owns the domestic and intellectual property rights to its products’ sealed pack of ingredients.

In November 2011, the Company acquired patent applications filed in the United States (Patent Application number 11/660415) and Canada (Patent Application number 2577163) from certain related parties. The United States patent was originally filed on December 4, 2007 and its current status is patent pending. The Canadian patent was originally filed on August 16, 2005 and it has been granted.

On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty, have been granted in 13 jurisdictions and are pending in the remainder of the jurisdictions that have signed the PCT. In addition, the Company purchased all of the trademarks related to the patented products.

Governmental Approval and Regulation

The Company is not aware of the need for any governmental approvals of its products.

The Company utilizes a contract manufacturer. Before entering into any manufacturing contract, the Company determines that the manufacturer has met all government requirements.

The Company will be subject to certain labeling requirements as to the contents and nutritional information of our products.

Environmental Laws

The Company does not believe that it will be subject to any environmental laws, either state or federal. Any laws concerning manufacturing will be the responsibility of the contract manufacturer.

Employees

Currently we have 48 employees and 5 consultants. There are currently 35 employees and 1 consultant selling our products. We have recently hired additional employees, particularly in the sales area, as we roll out our products to all 72 Sysco distribution centers.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate”, “estimate”, “plan”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors set forth in this prospectus under the heading “Risk Factors”. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

During the nine-month period ended December 31, 2015 we changed our year end from March 31 to December 31, 2015. As a result, our 2015 fiscal period was shortened from twelve months to a nine-month transition period ended on December 31, 2015 (“Transition Period”).

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States Patent and Trademark Office has notified the company that its US patent application has been approved and will be granted. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. Once the US patent is granted, Barfresh will have patents granted in a total of sixteen countries. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company conducts sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

The Company recently launched in market tests with several major National Key Accounts, and is focused on moving from in-market tests to national roll-out.

On July 6th, 2016, the Company announced that it had signed a supply agreement with a major global on-site foodservice operator. The agreement, which marked the culmination of a successful in market test conducted at several locations, makes Barfresh’s suite of blended beverages available across the customer’s diverse customer base in its education, healthcare, sports and entertainment, and business and government channels, in the US and Canada, representing over 2,000 potential customer accounts.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products are included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operators nominated distributor for our products.

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The Company is one of five vendors that was named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products are receiving national advertising and marketing, and are considered a core product. All 72 of SYSCO’s Operating Companies (“OPCO”) will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company now has its products in all 70 of SYSCO’s mainland U.S. Opco’s. Primarily as a result of the national roll-out of Barfresh’s products in the SYSCO distribution system, revenue during the first half of 2016 grew to $834,497 from $221,732 in the first half of 2015. Barfresh continues to work closely with SYSCO to leverage new national promotional and marketing opportunities, in addition to the CES platform.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products is included as part of PepsiCo’s offerings to its significant customer base. The agreement facilitates access to potential National customer accounts, through introductions provided by PepsiCo’s one-thousand plus person foodservice sales team. Barfresh products have become part of PepsiCo’s customer presentations at national trade shows and similar venues.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Production lines are currently operational at two locations. The first is in our Salt Lake City contract manufacturer location, which currently produces products sold to existing customers. Currently annual production capacity with this contract manufacturer is 14 million units per year. The second location is with Yarnell Operations, LLC, a subsidiary of Schulze and Burch, located in Arkansas. The Yarnell’s agreement, which was signed during February of 2016, secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. Yarnell’s began shipping product for Barfresh during June of this year. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture our products, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of our products grows, we plan to contract a level of raw material requirements to ensure continuity of supply.

Currently we have 48 employees and 5 consultants. There are currently 35 employees and 1 consultant selling our products. We have recently hired additional employees, particularly in the sales area, as we roll out our products to all 72 Sysco distribution centers.

Critical Accounting Policies

The significant accounting policies set forth in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-KT for the year ended December 31, 2015, as updated by Note 1 to the Unaudited Condensed Consolidated Financial Statements included herein, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-KT for the year ended December 31, 2015, appropriately represent, in all material respects, the current status of our critical accounting policies and estimates, the disclosure with respect to which is incorporated herein by reference.

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collection is reasonably assured. Revenue is recorded net of provisions for discounts, slotting fees, and promotion allowances. Our products are sold on various terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery. We recognize revenue upon receipt of our products by our distributors and retail accounts, in accordance with written sales terms, net of provisions for discounts or allowances. Allowances for returns and discounts are made on a case- by-case basis. Historically, neither returns nor discounts have been material.

Impairments

We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Share-based Compensation

We account for share-based employee compensation plans under the fair value recognition and measurement provisions in accordance with applicable accounting standards, which require all share-based payments to employees, including grants of stock options and restricted stock units (RSUs), to be measured based on the grant date fair value of the awards, with the resulting expense generally recognized on a straight-line basis over the period during which the employee is required to perform service in exchange for the award.

Convertible Notes

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes. When we issue debt with warrants, we determine the value of the warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance, using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF’). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible.

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Results of Operations

Results of Operation for Three Months Ended June 30, 2016 as Compared to the Three Months Ended June 30, 2015.

(References to 2016 and 2015 are to the three months ended March 31, 2016 and 2015, respectively, unless otherwise specified.)

Revenue and cost of revenue

Revenue increased $391,073 (233%) from $168,099 in 2015 to $559,172 in 2016. The increase in revenue is a result of the continuation of the national rollout of our product during the first quarter of 2016 to all 72 of Sysco’s U.S. mainland distribution centers. During the quarter ended June 30, 2015, our product was distributed through 20 of Sysco’s distribution centers. We now have our product in all of Sysco’s 72 distribution locations.

Cost of revenue for 2016 was $277,934 as compared to $90,202 in 2015. Our gross profit was $281,238 (50%) and $77,897 (46%) for 2016 and 2015, respectively. Revenue in both 2016 and 2015 included sales of blenders and freezers. We only make a nominal profit on these items as they are to accommodate our customers. We anticipate that our gross profit percentage for the remainder of 2016 will be comparable to the percentage for the current quarter.

Operating expenses

Our operations during 2016 and 2015 were primarily directed towards increasing sales and expanding our distribution network. During the first quarter we increased our operating expenses as a result of adding personnel to our sales force to facilitate the nationwide roll-out of our product throughout all of Sysco’s mainland U.S. distribution centers. We do not anticipate any further significant increases to personnel related selling costs during 2016.

Our general and administrative expenses increased $1,110,065 (69%) from $1,614,587 in 2015 to $2,724,652 in 2016, as our business continued to grow. The following is a breakdown of our general and administrative expenses for the three months ended June 30, 2016 and 2015:

	three months ended	three months ended
	June 30, 2016	June 30, 2015	Difference
Personnel costs	$1,506,934	$735,154	$771,780
Stock based compensation/options	270,252	168,342	101,910
Legal and professional fees	81,639	77,532	4,107
Travel	153,229	131,656	21,573
Rent	26,500	33,133	(6,633)
Marketing and selling	209,393	313,267	(103,874)
Consulting fees	93,320	30,001	63,319
Director fees	25,000	-	25,000
Research and development	(8,335)	-	(8,335)
Shipping and Storage	119,892	46,585	73,307
Other expenses	246,828	78,917	167,911
	$2,724,652	$1,614,587	$1,110,065

Personnel cost represents the cost of employees including salaries, bonuses, employee benefits and employment taxes and continues to be our largest cost. Personnel cost increased $771,780 (105%) from $735,154 to $1,506,934. During the first quarter of this year we significantly increased our sales staff primarily as a result of the national roll-out of our distribution agreement with Sysco. We currently have 48 full time employees compared to 25 at the end of the year ago period. Personnel costs for the current period also include an accrual for our annual incentive plans, which was not reflected in the year ago period. We anticipate that personnel costs will not significantly increase in the balance of 2016 as our current sales personnel staffing fully supports the nation-wide roll-out of the Sysco distribution agreement and the PepsiCo sales agreement.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation includes stock issued and options granted to employees and non-employees. During the three months ended June 30, 2016, we granted 1,217,000 options to purchase shares of our common stock to employees. The exercise prices range from .6129 cents to .76 cents. The fair value of the stock was based on the trading value of the shares on the date of grant and are being amortized over the vesting period. The fair value of the stock options was calculated using the Black-Sholes model using the following assumptions: expected life in years, 8; volatility, 75.46% to 80.31%; risk free rate of return, 1.24% to 1.39%, and no annual dividends and are being amortized over the vesting period. We anticipate making additional grants in the future. Certain grants that were made in 2015 had shorter vesting periods than the grants that were made during 2016. However, a higher overall number of stock options was granted during the current period, resulting in higher expense within the current period.

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Legal and professional fees increased $ 4,107 (5%) from $77,532 in 2015 to $ 81,639 in 2016. The increase was primarily due to increased legal services required as a result of increased business and financing activity. We anticipate legal fees related to our business and financing activities to increase as our business grows.

Travel expenses increased $21,573 (16%) from $131,656 in 2015 to $153,229 in 2016. The increase is due to increased travel related to increased personnel engaging in selling and marketing activities. We anticipate that travel cost for the balance of 2016 will remain comparable to that of the current quarter.

Rent expense is primarily for our location in Beverly Hills, California. Rent expense for the Beverly Hills office is approximately $8,833 per month. The lease on the office commenced in November 8, 2014 and expires in November 2016. Rent expense also includes monthly parking fees as well as an offsite storage facilities.

Marketing and selling expenses decreased $103,874 (33%) from $313,267 in 2015 to $209,393 in 2016. The decrease relates primarily to re-classifying certain expenses categorized as marketing and selling in the period ended June 30, 2015, to personnel expense in the period ending June 30, 2016.

Consulting fees increased $63,319 (211%) from $30,001 in 2015 to $93,320 in 2016. Our consulting fees vary based on needs. We engage consultants in the areas of sales, operations and accounting. Future consulting fees will be variable.

Director fees of $25,000 were accrued during the period ended June 30, 2016, however no director fees were accrued during the period ending June 30, 2015. Annual director fees are anticipated at $50,000 per non-employee director.

Research and development expenses decreased during the current period. The lower expense in 2016 was attributable to certain credits granted during the current period for costs incurred in the prior period related to finalizing customized test flavors for certain national accounts.

Shipping and storage expense increased $73,307 or 157%, from $46,585 in 2015 to $119,892 in 2016. The higher expense in 2016 is due to costs incurred to better position inventory for the national roll-out with Sysco. We anticipate that shipping and storage expense as a percentage of sales will reduce during the balance of the year, as the Company is able to take advantage of more efficient distribution arrangements.

Other expenses consist of ordinary operating expenses such as investor relations, office, telephone, insurance, and stock related costs. We anticipate increases in certain of these expenses, as our business continues to grow.

We had operating losses of $ $2,495,473 and $1,581,738 for 2016 and 2015, respectively.

Interest expense decreased $133,599 (90%) from $147,741 in 2015 to $14,142 in 2016. Interest primarily relates to convertible debt that was issued in November, 2015, and converted into stock during February, 2016, and short term notes that were issued in December 2013, which were partially repaid during June of 2015. The stated interest rate on the convertible debt is 10%.

We had net losses of $2,509,615 and $1,729,479 in 2016 and 2015, respectively.

Results of Operation for Six Months Ended June 30, 2016 as Compared to the Six Months Ended June 30, 2015.

(References to 2016 and 2015 are to the six months ended June 30, 2016 and 2015, respectively, unless otherwise specified.)

Revenue and cost of revenue

Revenue increased $612,765 (276%) from $221,732 in 2015 to $834,497 in 2016. The increase in revenue is a result of the continuation of the national rollout of our product during the first quarter of 2016 to all 72 of Sysco’s U.S. mainland distribution centers. During the six months ended June 30, 2015, our product was distributed through 20 of Sysco’s distribution centers. We now have our product in all of Sysco’s 72 distribution locations.

Cost of revenue for 2016 was $418,670 as compared to $119,550 in 2015. Our gross profit was $415,827 (50%) and $102,182 (46%) for 2016 and 2015, respectively. Revenue in both 2016 and 2015 included sales of blenders and freezers. We only make a nominal profit on these items as they are to accommodate our customers. We anticipate that our gross profit percentage for the remainder of 2016 will be comparable to the percentage for the current period.

Operating expenses

Our operations during 2016 and 2015 were primarily directed towards increasing sales and expanding our distribution network. During the first quarter we increased our operating expenses as a result of adding personnel to our sales force to facilitate the nationwide roll-out of our product throughout all of Sysco’s mainland U.S. distribution centers. We do not anticipate any further significant increases to personnel related selling costs during 2016.

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Our general and administrative expenses increased $2,531,151 (91%) from $2,767,566 in 2015 to $5,298,717 in 2016, as our business grew. The following is a breakdown of our general and administrative expenses for the six months ended June 30, 2016 and 2015:

	six months ended	six months ended
	June 30 2016	June 30, 2015	Difference
Personnel costs	$3,064,238	$1,058,320	$2,005,918
Stock based compensation/options	515,041	508,522	6,519
Legal and professional fees	233,039	120,460	112,579
Travel	289,987	224,666	65,321
Rent	41,947	34,580	7,367
Marketing and selling	325,697	391,548	(65,851)
Consulting fees	174,912	86,006	88,906
Director fees	50,000	(11,008)	61,008
Research and development	15,233	(2,061)	17,294
Shipping and Storage	205,851	62,100	143,751
Other expenses	382,772	294,433	88,339
	$5,298,717	$2,767,566	$2,531,151

Personnel cost represents the cost of employees including salaries, bonuses, employee benefits and employment taxes and continues to be our largest cost. Personnel cost increased $2,005,918 (190%) from $1,058,320 to $3,064,238. During the first quarter of this year we significantly increased our sales staff primarily as a result of the national roll-out of our distribution agreement with Sysco. We currently have 48 full time employees compared to 25 at the end of the year ago period. Personnel costs for the current period also include an accrual for our annual incentive plans, which was not reflected in the year ago period. We anticipate that personnel costs will not significantly increase in the balance of 2016 as our current sales personnel staffing fully supports the nation-wide roll-out of the Sysco distribution agreement and the PepsiCo sales agreement.

Stock based compensation is used as an incentive to attract new employees and to compensate existing employees. Stock based compensation includes stock issued and options granted to employees and non-employees. During the six months ended June 30, 2016, we granted 1,262,000 options to purchase shares of our common stock to employees. The exercise prices range from .6192 cents to .83 cents. The fair value of the stock was based on the trading value of the shares on the date of grant and are being amortized over the vesting period. The fair value of the stock options was calculated using the Black-Sholes model using the following assumptions: expected life in years, 8; volatility, 75.46% to 80.31%; risk free rate of return, 1.24% to 1.73%, and no annual dividends and are being amortized over the vesting period. We anticipate making additional grants in the future. Certain grants that were made in 2015 had shorter vesting periods than the grants that were made during 2016, resulting in higher expense within the prior period.

Legal and professional fees increased $ 112,579 (93%) from $120,460 in 2015 to $233,039 in 2016. The increase was primarily due to increased legal services required as a result of increased business and financing activity. We anticipate legal fees related to our business and financing activities to increase as our business grows.

Travel expenses increased $65,321 (29%) from $224,666 in 2015 to $289,987 in 2016. The increase is due to increased travel related to increased personnel engaging in selling and marketing activities. We anticipate that travel cost for the balance of 2016 will remain comparable to that of the first half of the year.

Rent expense is primarily for our location in Beverly Hills, California. Rent expense for the Beverly Hills office is approximately $8,833 per month. The lease on the office commenced in November 8, 2014 and expires in November 2016. Rent expense also includes monthly parking fees as well as an offsite storage facilities.

Marketing and selling expenses decreased $65,851 (17%) from $391,548 in 2015 to $325,697 in 2016. The decrease relates primarily to re-classifying certain expenses categorized as marketing and selling in the period ended June 30, 2015, to personnel expense in the period ending June 30, 2016.

Consulting fees increased $88,906 (103%) from $86,006 in 2015 to $174,912 in 2016. Our consulting fees vary based on needs. We engage consultants in the areas of sales, operations and accounting. Future consulting fees will be variable.

Director fees increased $61,008 from a credit of ($11,008) in 2015 to an expense of $50,000 in 2016. Annual director fees are anticipated at $50,000 per non-employee director.

Research and development expenses increased $17,294, from a credit of ($2,061) in 2015 to $15,233 in 2016. The higher expense in 2016 was attributable to costs incurred to finalize customized test flavors for certain national accounts.

Shipping and storage expense increased from $62,100 in 2015 to $205,851 in 2016, an increase of $143,751 or 231%. The higher expense in 2016 is due to costs incurred to better position inventory for the national roll-out with Sysco. We anticipate that shipping and storage expense as a percentage of sales will reduce during the balance of the year, as the Company is able to take advantage of more efficient distribution arrangements.

Other expenses consist of ordinary operating expenses such as investor relations, office, telephone, insurance, and stock related costs. We anticipate increases in certain of these expenses, as our business continues to grow.

We had operating losses of $4,981,697 and $2,749,830 for 2016 and 2015, respectively.

Interest expense decreased $50,004 (18%) from $285,477 in 2015 to $235,473 in 2016. Interest primarily relates to convertible debt that was issued in November, 2015, and converted into stock during February, 2016, and short term notes that were issued in December 2013, which were partially repaid during June of 2015. The stated interest rate on the convertible debt is 10%.

We had net losses of $5,217,170 and $3,035,307 in 2016 and 2015, respectively.

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Results of Operation for the Nine Months Ended December 31, 2015 as Compared to the Nine Months Ended December 31, 2014

Revenue and Cost of Revenue

Revenue for 2015 was $437,272 as compared to $157,834 in 2014. Our business grew primarily through the expansion of our business relationship with Sysco Corporation (“Sysco”), a major broad line food distributor. We began shipping to Sysco in July 2014, and by the end of 2015 had our products in approximately 37 of Sysco’s 72 Operating Companies. In addition we shipped product directly to a number of quick serve restaurants outside of the Sysco distribution system.

Cost of revenue was $251,300 as compared to $ 97,456 in 2014. Our gross profit was $185,972 for 2015 and $60,378 for 2014. There were no significant changes in our selling prices during 2015. During the first quarter of 2016, we increased our selling prices by approximately 8%. We anticipate that our gross profit percentage will improve in the future, as our business gains scale and as we expand our manufacturing operations.

Operating Expenses

Our operations during 2015 were directed towards increasing sales and creating and finalizing customized flavors for potential customers. The increase in our business relationship with Sysco drove an increase in our selling, marketing, and general and administrative expenses. We have continued to hire additional sales personnel during the year, to support and enhance our business relationship with Sysco, and to work with the PepsiCo North America sales force in gaining new customers and supporting existing customers.

Primarily as a result of building our sales force, general and administrative expenses increased from $2,058,929 in 2014 to $5,666,204 in 2015, an increase of $3,607,275 or 175%. We have continued to hire additional sales personnel during the first quarter of 2016, and our sales force at this time includes 35 full time employees. However we do not expect to continue to hire additional sales personnel at a similar rate during the balance of 2016.

The following is a breakdown of our selling, marketing and general and administrative expenses for 2015 and 2014.

	Nine months ended December 31, 2015	Nine months ended December 31, 2014	Difference
Personnel costs	$2,885,957	$719,704	$2,166,253	301%
Stock based compensation/options	630,395	345,726	284,669	82%
Legal and professional fees	312,670	251,061	61,609	25%
Travel	332,324	153,377	178,947	117%
Rent	85,578	93,734	(8,156)	-9%
Marketing and selling	416,283	115,525	300,758	260%
Investor and public relations	80,163	45,374	34,789	77%
Consulting fees	322,834	105,175	217,659	207%
Director fees	48,096	61,341	(13,245)	-22%
Research and development	67,341	53,526	13,815	26%
Shipping Expense (Freight)	110,953	43,176	67,777	157%
Storage	34,520	14,867	19,653	132%
Other expenses	339,090	56,343	282,747	502%
	$5,666,204	$2,058,929	$3,607,275	175%

Personnel cost represents the cost of employees including salaries, employee benefits, car allowances, and employment taxes, and continues to be our largest expense. Personnel costs increased $2,166,253 (301%), from $719,704 in 2014 to $2,885,957 in 2015. At December 31, 2015, we had 33 full time employees, as compared to 7 at December 31, 2014. We currently have 44 full time employees. We anticipate adding additional personnel during the balance of 2016 but at a slower pace than we added employees during 2015 and the first quarter of 2016.

Stock based compensation is used as an incentive to attract new employees and to compensate and retain existing employees. Stock based compensation includes stock issued and stock options granted to employees and certain non-employees, and increased $284,669 (82%) from $345,726 in 2014 to $630,695 in 2015. The fair value of the stock grants is based on the trading value of our shares on the date of the grants and are being amortized over applicable vesting periods. We anticipate making additional grants in the future.

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Legal and professional fees, which include accounting and legal services, increased $61,609 (25%) from $251,061 in 2014 to $312,670 in 2015. We anticipate legal fees related to ongoing legal compliance to remain comparable to 2014 and 2015.

Travel and entertainment expenses increased $178,947 (117%) from $153,377 in 2014 to $332,324 in 2015. The increase is due to an increase in business activity and an increase in the number of personnel traveling on company business.

Consulting fees increased from $105,175 in 2014 to $322,834 in 2015, an increase of $217,659 or 207%. During the time that we have been hiring new sales personnel, we have relied on the services of consultants to supplement our personnel resources. We anticipate consulting costs to reduce during 2016.

Investor and public relations fees increased $34,789 (77%), from $45,374 in 2014 to $80,163 in 2015. Our investor relations services are incurred on a monthly retainer basis. We expect investor relations costs to be relatively constant in 2016 on a full year basis.

Rent expense decreased from $93,974 in 2014 to $85,578 in 2015. Rent expense is primarily incurred for our Headquarters location in Beverly Hills, California. The rent for our headquarters location is approximately $7,789 per month. The lease on the headquarters office commenced during October, 2012, expired and was renewed in October 2014, and is now set to expire during November of 2016. Rent expense also includes monthly parking fees and offsite storage. We have been notified that an increase of rent will occur if we decide to extend the current lease for our Headquarters office.

Research and development expenses increased $13,815, or 26%, from $53,526 in 2014 to $67,341 in 2015. Research and development represents the cost of developing new flavor profiles, both for our general portfolio of products, and for customized profiles for specific customers. We anticipate this cost continuing in future periods, at an increased rate as compared with 2015.

Director fees for 2015 were $48,096 as compared with $61,341 in 2014. We currently pay our non-employee directors $12,500 per quarter. These fees can either be paid in cash, or in stock, at the election of the director.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and other similar expenses. These expenses directly correlate to our overall business activity. We expect these expenses to continue to increase during 2016 as our business grows.

Operating losses were $2,093,374 in 2014, and $5,615,726 in 2015.

Interest expense was $296,509 in 2015, as compared with $379,279 in 2014. Interest expense primarily relates to convertible debt that was issued in August 2012, and renewed in September 2013, and short term notes that were issued in December 2013 and renewed in December 2014. The stated interest rate on the convertible debt was 12%.

Net losses were $2,472,653 in 2014, and $5,920,092 in 2015.

Liquidity and Capital Resources

During the six months ended June 30, 2016 we used cash for operations of $ 3,728,465 and also purchased equipment for $796,270.

During the six months ended June 30, 2015 we used $2,435,727 of cash for operations, and $137,803 for the purchase of equipment.

Our operations to date have been financed by the sale of securities, the issuance of convertible debt and the issuance of short-term debt, including related party advances. Our existing cash and cash equivalents and other working capital may not be sufficient to meet all of the projected cash needs contemplated by our business strategies. We intend to raise capital through equity or debt financing transactions to address both our short term and longer term liquidity needs. However there can be no assurances that we will be able to generate the necessary capital or debt to carry out our current plan of operations.

We lease office space under a non-cancelable operating lease, which expires November, 2016.

The aggregate minimum requirements under non-cancelable leases as of June 30, 2016 is $31,159.

Of the balance of the notes due that were payable on September 20, 2015, one note for $250,000 was repaid on October 1, 2015, and two notes, one to a related party in the amount of $50,000, and one to an unrelated party in the amount of $50,000, were extended until October 31, 2016 with 10% interest.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. We lease this office space for $6,700 per month. We lease the office space under a non-cancelable operating lease, which expires November 7, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal 2011, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On January 29, 2016, we closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,335,000 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

The acquisition of the international patents on October 15, 2013 was funded through an advance of $672,157 from an affiliate of Steven Lang at an interest rate of 6.0%. Two hundred thousand ($200,000) of the advances were satisfied through the participation of Riccardo Delle Coste and Steven Lang, separately through their affiliates, in the Company’s December 20, 2013 private placement of notes and warrants. Five-year warrants to purchase 333,334 shares of common stock at an exercise price of $0.45 per share were issued to each of these related parties as part of their investment. The related parties participated in the offering upon the same terms offered to other investors. The balance of the remaining loan, plus accrued interest of $5,617, was paid in full and in cash by the Company prior to the end of 2013.

Lazarus Investment Partners LLP, a greater than 10% shareholder of the Company (“Lazarus”) participated in the private placement that closed on December 20, 2013. Lazarus purchased a 2%, one-year $500,000 note and five-year warrants to purchase 833,333 shares of common stock at an exercise price of $0.45 in this offering.

During the year ended March 31, 2014 and the year ended March 31, 2013 we received cash advances in the amounts of $12,975 and $30,272, respectively, from a relative of an officer of the Company. The advances bear no interest and were repaid.

During the quarterly period ended September 30, 2011 the Company received advances of $17,000 from Garrett LLC, Ian McKinnon and Brad Miller.

During the period beginning April 1, 2010 and ending March 31, 2012, a related party that is under common control of Riccardo Delle Coste and Steven Lang made advances to us of $144,011. These advances were non-interest bearing. As of March 31, 2012, we repaid these advances. The company under common control was located in Australia and was in the same line of business of the Company; however, at the time, we did not conduct business in the same territories.

Pursuant to the Share Exchange Agreement dated January 10, 2012 we issued 37,333,328 shares of our common stock to Riccardo Delle Coste and Steven Lang, through the entities that they controlled. Accordingly, Riccardo Delle Coste and Steven Lang, together, control more than 50% of the votes eligible to be cast by shareholders in the election of directors and generally. Immediately following the share exchange, Messrs. Delle Coste and Lang became our principal shareholders and were appointed as members of our board of directors.

In December 2009 we entered into a contract whereby entities controlled by Riccardo Delle Coste and Steven Lang agreed to assign to us certain intellectual property related to certain patent applications filed in the United States and Canada in respect to the ingredient pack for an individual smoothie. The assignment was completed in November 2011. We issued two shares of our common stock in consideration for such assignment.

Our principal executive offices were located at 90 Madison Street, Suite 701, Denver, Colorado 80206, until recently. This office is co-located with the office of Corporate Finance Group, a company that is owned by our Chief Financial Officer. We used this property free of charge.

The Company’s policy with regard to related party transactions requires any related party loans that are (i) non-interest bearing and in excess of $100,000 or (ii) interest bearing, irrespective of amount, must be approved by the Company’s board of directors. All issuances of securities by the Company must be approved by the board of directors, irrespective of whether the recipient is a related party. Each of the foregoing transactions, if required by its terms, was approved in this manner.

32

EXECUTIVE COMPENSATION

The following table summarizes all compensation for the Transition Period, 9 months ending December 31, 2015 (“12/2015”) and fiscal year March 31, 2015 (“2015”) received by our “Named Executive Officers”:

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Riccardo Delle Coste, Chief Executive Officer	12/2015	289,583								7,200	[1]	296,783
	2015	266,666		204,000	[2]	89,790	[3]			-		560,456

Joseph Cugine, President, Barfresh Corp. Inc. a wholly owned subsidiary	12/2015	212,500		600,000	[4]	310,420	[5]			41,667	[6]	1,164,587
	2015	-		49,998	[7]	-				37,500	[6]	37,500

Joseph Tesoriero, Chief Financial Officer	12/2015	156,250		287,000	[8]	435,403	[9]					878,653
	2015	-

1.	Represents the car allowance paid to Mr. Delle Coste.

2.	Represents 400,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The market value at the date of grant was $0.51 per share. The shares vested upon issuance.

3.	Represents option to purchase 300,000 shares of common stock. The exercise price of the options is $0.45, vested upon issuance, and are exercisable until 1/21/2020. The options are valued in accordance with FASB ASC Topic 718 using the Black-Shoes Option pricing model.

4.	Represents 1,000,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vest 50% in 2017 and 50% in 2018.

5.	Represents option to purchase 600,000 shares of common stock. The exercise price of the options is $0.50, vest 50% in 2017 and 50% in 2018, and are exercisable until 5/1/2023.

6.	Represents consulting fees paid to Mr. Cugine prior to becoming an employee.

7.	Represents 64,100 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vested upon issuance.

8.	Represents 350,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vest 50% in 2017 and 50% in 2018.

9.	Represents option to purchase 500,000 shares of common stock. The exercise price of the options is $0.82, vest 50% in 2017 and 50% in 2018, and are exercisable until 5/1/2023.

33

Outstanding Equity Awards at Fiscal Year-End Table

Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Riccardo Delle Coste	300,000				0.45	1/21/2020

Joseph Cugine		600,000	[1]		0.50	5/1/2023	1,000,000	875,000

Joseph Tesoriero		500,000	[2]		0.82	5/1/2023	350,000	306,250

1. 300,000 are exercisable on 5/1/17 and 300,000 are exercisable on 5/1/18

2. 250,000 are exercisable on 5/18/17 and 250,000 are exercisable on 5/18/18

Compensation of Directors

The following table summarizes the compensation paid to our directors for the Transition Period ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Arnold Tinter	37,500					52,500	(1)	90,000
Steven Lang	37,500							37,500
Alice Elliot	37,500							37,500

1.	Represents consulting fees paid to Mr. Tinter.

34

Employment Agreements

On April 27, 2015, The Company entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, Smoothie entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

Compensation of Directors

The following table summarizes the compensation paid to our directors for the Transition Period ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Arnold Tinter	37,500					52,500	(1)	90,000
Steven Lang	37,500							37,500
Alice Elliot	37,500							37,500

1.	Represents consulting fees paid to Mr. Tinter.

35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years, the Transition Period ending December 31, 2015, or the quarterly period ended March 31, 2015.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTCQB under the symbol “BRFH”. Our common stock had been quoted on the OTC Bulletin Board since July 27, 2011 under the symbol MVBX. Effective February 29, 2012, our symbol changed to BRFH based on the forward split and name change. On March 21, 2012, our common stock was delisted to Pink Sheets. On January 21, 2014, we registered our common stock under Section 12(g) of the Exchange Act. The following table sets forth the range of high and low bid quotations for the applicable period. These quotations as reported by the OTCQB reflect inter-dealer prices without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

	Bid Quotation
Financial Quarter Ended	High ($)	Low ($)

June 30, 2016	0.86	0.55
March 31, 201 6	0.91	0.72
December 31, 2015	1.13	0.41
September 30, 2015	0.79	0.52
June 30, 2015	0.91	0.50
March 31, 2015	0.64	0.42
December 31, 2014	0.72	0.39
September 30, 2014	0.85	0.57
June 30, 2014	0.84	0.45

Holders

As of August 24, 2016, the Company had 95,157,137 shares of common stock outstanding. Our shares of common stock are held by 91 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

36

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2015, with respect to equity securities authorized for issuance under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))(c)

Equity compensation plans approved by security holders	2,775,000	$0.58	12,225,000
Equity compensation plans not approved by security holders	800,000	$0.50	0

TOTAL	3,757,000	$0.57	12,225,000

Transfer Agent

Our transfer agent, Action Stock Transfer, is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121, and its telephone number is (801) 274-1088.

37

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211 or calling us at (310) 598-7113.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.barfresh.com/us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

38

39

Barfresh Food Group Inc.

Consolidated Balance Sheets

June 30, 2016

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$1,305,126	$1,986,004
Accounts Receivable	318,874	28,596
Inventory	265,189	327,961
Prepaid expenses and other current assets	61,355	30,524
Total current assets	1,950,544	2,373,085
Property, plant and equipment, net of depreciation	1,390,568	688,772
Intangible asset, net of amortization	611,891	617,257
Deposits	17,451	16,451
Total Assets	$3,970,454	$3,695,565

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$380,821	$131,804
Accrued expenses	800,772	236,312
Deferred rent liability	742	1,855
Short-term notes payable - related party, net of discount	50,000	50,000
Short-term notes payable, net of discount	50,000	50,000
Convertible note-related party, net of discount	-	119,993
Convertible note, net of discount	234,045	1,975,878
Current portion of long term debt	11,378	14,039
Total current liabilities	1,527,758	2,579,881
Long Term Debt, net of current portion	30,984	45,992
Total liabilities	1,558,742	2,625,873

Commitments and contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.000001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 94,714,583 and 86,186,453 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	95	86
Additional paid in capital	22,357,518	15,798,338
Accumulated deficit	(19,945,901)	(14,728,731)
Total stockholders’ equity	2,411,712	1,069,693
Total Liabilities and Stockholders’ Equity	$3,970,454	$3,695,566

See the accompanying notes to the condensed consolidated financial statements

F-1

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2016 and June 30, 2015

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015

Revenue	$559,172	$168,099	$834,497	$221,732
Cost of revenue	277,934	90,202	418,670	119,550
Gross profit	281,238	77,897	415,827	102,182

Operating expenses:
General and administrative	2,724,652	1,614,587	5,298,717	2,767,566
Depreciation Amortization	52,059	45,048	98,807	84,446
Total operating expenses	2,776,711	1,659,635	5,397,524	2,852,012

Operating loss	(2,495,473)	(1,581,738)	(4,981,697)	(2,749,830)

Other expenses
Interest	14,142	147,741	235,473	285,477

Net (loss)	$(2,509,615)	$(1,729,479)	$(5,217,170)	$(3,035,307)

Per share information - basic and fully diluted:
Weighted average shares outstanding	94,635,203	77,880,413	91,955,895	73,219,231
Net (loss) per share	$(0.03)	$(0.02)	$(0.06)	$(0.04)

See the accompanying notes to the condensed consolidated financial statements

F-2

Barfresh Food Group Inc.

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2016 and 2015

(Unaudited)

	2016	2015
Net Cash used in operations	$(3,728,465)	$(2,435,727)

Cash flow from investing activities:
Investment in trademark	(25,343)	(320)
Purchase of equipment	(796,270)	(137,803)
Sale of equipment	26,374	9,957

Net Cash used in investing activities	(795,239)	(128,166)

Cash flow from financing activities:
Issuance of common stock and warrants for cash	3,569,995	5,277,489
Exercise of Warrant for cash	265,000	0
Exercise of Option for cash	25,500	313,550
Repayment of Short Term Notes payable	-	(75,000)
Repayment of Short Term Notes-related party	-	(300,000)
Repayment of long term debt	(17,669)	13,653
Net cash used in financing activities	3,842,826	5,229,692

Net increase (decrease) in cash	(680,878)	2,665,799
Cash at beginning of period	1,986,004	821,309
Cash at end of period	$1,305,126	$3,487,108

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,143	$-
Cash paid for income taxes	$-	$-

Non-cash financial activities
Common Stock issued for services	$95,000	$313,549
Common Stock issued on conversion of note	$2,529,453	$-
Common Stock issued on conversion of convertible note	$50,000	$57,857
Fair value of warrants issued with convertible notes	$50,000	$-

See the accompanying notes to the condensed consolidated financial statements

F-3

Note 1. Basis of Presentation and Significant Accounting Policies

Throughout this report, the terms “our”, “we”, “us” and the “Company” refer to Barfresh Food Group Inc., including its subsidiaries. The accompanying unaudited condensed financial statements of Barfresh Food Group Inc. at June 30, 2016 and 2015 have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial statements, instructions to Form 10-Q, and Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in our annual report on Form 10-KT for the nine months ended December 31, 2015. In management’s opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation to make our financial statements not misleading have been included. The results of operations for the periods ended June 30, 2016 and 2015 presented are not necessarily indicative of the results to be expected for the full year. The December 31, 2015 balance sheet has been derived from our audited financial statements included in our annual report on Form 10-KT for the nine months ended December 31, 2015.

Basis of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and our wholly owned subsidiaries Barfresh Inc. and Barfresh Corporation, Inc. (formerly known as Smoothie, Inc.). All inter-company balances and transactions among the companies have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the years reported. Actual results may differ from these estimates.

Inventory

Inventory consists of finished goods and is carried at the lower of cost or market on a first in first out basis.

Intangible Assets

Intangible assets are comprised of patents, net of amortization. The patent costs are being amortized over the life of the patents, which is twenty years from the date of filing the patent applications. In accordance with ASC Topic 350 Intangibles - Goodwill and Other (“ASC 350”), the costs of internally developing other intangible assets, such as patents, are expensed as incurred. However, as allowed by ASC 350, legal fees and similar costs relating to patents have been capitalized.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and accumulated impairment loss, if any. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized over the shorter of the useful life of the asset or the lease term that includes any expected renewal periods deemed to be reasonably assured. The estimated useful lives used for financial statement purposes are:

Furniture and fixtures: 5 years

Equipment: 7 years

Leasehold improvements: 2 years

Vehicle: 5 years

Revenue Recognition

We recognize revenue from products sold when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collection is reasonably assured.

Earnings per Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. At June 30, 2016 and 2015 any equivalents would have been anti-dilutive as we had losses for the periods then ended.

F-4

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. We incurred credit of $8,335 in a prior period relates to credit received for refund and $0 in research and development expenses for the three-month periods ended June 30, 2016 and 2015, respectively, and $15,233 and credit of $2,061 in a prior period relates to credit received in research and development expenses for the six-month periods ended June 30, 2016 and 2015, respectively.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”).

Recent Pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective may have an impact on our results of operations and financial position.

ASU Update 2014-09 Revenue from Contracts with Customers (Topic 606) issued May 28, 2014 by FASB and IASB converged guidance on recognizing revenue in contracts with customers on an effective date after December 31, 2017 will be evaluated as to impact and implemented accordingly.

ASU Update 2014-15 Presentation of Financial Statements-Going Concern (Sub Topic 205-40) issued August 27, 2014 by FASB defines managements responsibility to evaluate whether there is a substantial doubt about an organizations ability to continue as a going concern. The additional disclosure required is effective after December 31, 2015 and will be evaluated as to impact and implemented accordingly.

In July 2015, the FASB issued ASU 2015-11, Inventory, which simplifies the measurement principle of inventories valued under the First-In, First-Out (“FIFO”) or weighted average methods from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 including interim periods within those annual periods. We do not expect the standard to have a material impact on our Consolidated Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent on the consolidated balance sheet. ASU 2015-17 is effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. Upon adoption, ASU 2015-17 may be applied either prospectively or retrospectively. We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU simplify the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. This ASU leaves the accounting for the organizations that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is evaluating the potential impact of ASU 2016-02 on its Consolidated Financial Statements.

F-5

Note 2. Property Plant and Equipment

Major classes of property and equipment at June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015
Furniture and fixtures	$13,604	$13,604
Equipment	797,518	705,782
Leasehold Improvement	3,300	3,300
Vehicle	90,378	116,752
	904,800	839,438
Less: accumulated depreciation	(317,830)	(249,732)
	586,970	589,706
Equipment not yet placed in service	803,598	99,066
Property and equipment, net of depreciation	$1,390,568	$688,772

We recorded depreciation expense related to these assets of $36,683 and $29,675 for the three-months ended June 30, 2016 and 2015, respectively and $68,098 and $53,700 for the six-months ended June 30, 2016 and 2015, respectively.

Note 3. Intangible Assets

As of June 30, 2016 and December 31, 2015, intangible assets consist primarily of patent costs and trademarks of $785,818 and $760,475, less accumulated amortization of $173,927 and $143,218, respectively.

The amounts carried on the balance sheet represent cost to acquire, legal fees and similar costs relating to the patents incurred by the Company. Amortization is calculated through the expiration date of the patent, which is August, 2025. The amount charged to expenses for amortization of the patent costs was $15,332 and $15,373 for the three-month periods ended June 30, 2016 and 2015, respectively, and $30,708 and $30,746 for the six-month periods ended June 30, 2016 and 2015, respectively.

Estimated amortization expense related to the patent as of June 30, 2016 is as follows:

Years Ending December 31,
2016 (6 months remaining)	$30,797
2017	61,595
2018	61,595
2019	61,595
2020	61,595
2021	61,595
Thereafter	273,119
Total	$611,891

Note 4. Related Parties

As disclosed below in Note 5, there remains $50,000 outstanding in a Short-Term Note Payable to a related party, who is a significant shareholder and a director.

As disclosed below in Note 6, members of management, directors, and members of their families, participated in $635,000 of the total $2,670,000 convertible notes offering.

As disclosed below in Note 9, members of management and directors have received shares of stock and options in exchange for services.

F-6

Note 5. Short-Term Notes Payable (Related and Unrelated)

In December 2013, we closed an offering of $775,000 in short-term notes payable (“Short-Term Notes”), $500,000 of which was purchased by a significant shareholder and $100,000 was purchased by a company controlled by a director and significant shareholder. The Short-Term Notes bear interest at a rate of 2% per annum and were due and payable on December 20, 2014. We also issued 1,291,667 warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.45 per share, may be exercised on a cashless basis and are exercisable for a period of five years.

In accordance with the guidance in ASC Topic 470-20 Debt with Conversion and Other Options (“ASC 470”), we first calculated the fair value of the warrants issued and then determined the relative value of the Short-Term Notes.

The relative value of the warrants was $298,232, which was the amount recorded as debt discount to the short term notes. The amounts recorded as debt discount were amortized over the one-year term, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 52% but paid cash at a rate of 2% per annum.

We exercised our right to extend the due date of the Short-Term Notes to June 20, 2015. The extended Short-Term Notes bear at the rate of 3% per annum and required us to issue additional warrants (“Extension Warrants”). We issued 898,842 Extension Warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each Extension Warrant entitles the holder to purchase one share of our common stock at a price of $0.485 per share, may be exercised on a cashless basis and are exercisable for a period of three years.

As discussed above, we accounted for the warrants as per the guidance in ASC 470. The relative value of the Extension Warrants, $164,638, was the amount recorded as the new debt discount. The amounts recorded as debt discount were being amortized over the six-month term of the note, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 53% but pay cash at a rate of 3% per annum.

The fair value of the Extension Warrant, $0.23 per share, was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	76.88%
Risk Free interest rate	1.10%
Dividend yield (on common stock)	-%

On June 20, 2015, some of the Short-Term Notes were amended again, and some of the Short-Term Notes were redeemed. Short-Term Notes totaling $700,000 were amended to provide for repayment on June 20, 2015 of 50% of the face value, plus accrued interest to that date ($10,500), and extension of the remaining balance until September 20, 2015, and the interest rate on the notes that were extended was adjusted to 10%. The remaining Short-Term Notes were fully redeemed on June 20, 2015. One such note in the amount of $25,000 was redeemed for cash, and one such note in the amount of $50,000 was redeemed for 71,429 shares of our common stock. As a result of the above described amendments and redemptions of the Short-Term Notes, all remaining unamortized debt discount was expensed as of June 20, 2015.

Of the balance of the notes due that were payable on September 20, 2015, one note for $250,000 was repaid on October 1, 2015, and two notes, one to a related party in the amount of $50,000, and one to an unrelated party in the amount of $50,000, were extended until October 31, 2016, with 10% interest.

Note 6. Convertible Notes (Related and Unrelated)

In August 2012, we closed an offering of $440,000 of convertible notes. The notes bear interest at a rate of 12% per annum and were due and payable on September 6, 2013. In addition, the notes were convertible, at any time after the original issue date until the notes are no longer outstanding, into our common stock at a conversion price of $0.372 per share. We also issued 956,519 warrants to the note holders for the right to purchase shares of our common stock. Each warrant entitled the holder to purchase one share of our common stock at a price of $0.46 per share for a term of seven years.

When the convertible notes were due, we settled the notes by repaying $40,000 of the notes in cash, issuing new convertible notes in the amount of $400,000 and received payment for another note in the amount of $20,000. The new notes bear interest at a rate of 12% per annum and were due and payable on September 6, 2015. In addition, the new notes were convertible at any time after the original issue date until the new notes are no longer outstanding, into our common stock at a conversion price of $0.25 per share. We also issued warrants to the new note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.25 per share. There were 1,680,000 warrants issued. The warrants issued with the original notes were cancelled.

F-7

In accordance with the guidance in ASC 470, we first calculated the fair value of the warrants issued and then determined the relative value of the notes and determined that there was a beneficial conversion feature.

The fair value of the warrants, $0.13 per share ($216,531 in the aggregate), was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	85%
Risk Free interest rate	0.91%
Dividend yield (on common stock)	-

The relative value of the warrants to the notes was $142,873, which was recorded as a portion of the debt discount. We also recorded a beneficial conversion feature on the convertible notes of $125,905. The amounts recorded as debt discount are being amortized over the two- year term, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 74% but will be paying cash at a rate of 12% per annum.

All debt discount has been amortized.

During September 2015, all of the holders of the convertible notes elected to convert the then outstanding $420,000 of notes, and accumulated interest of $21,955 to our common stock. We issued 1,767,822 shares of our common stock in conversion of these notes.

During late 2015, we raised $2,670,000 through the issuance of convertible promissory notes. The notes bore interest at a rate of 10% and matured in one year. Upon completion of an equity financing which occurred during the current quarter, holders of approximately 96% of these notes elected to convert all outstanding principal and accrued and unpaid interest under the notes into the class of equity issued in such financing on the same terms as the other investors concurrently with the closing of such financing. During late 2015 we also issued 1,335,000 warrants to the note holders for the right to purchase shares of our common stock. Each warrant entitled the holder to purchase one share of our common stock at a price of $1.00 per share for a term of five years. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

We elected early adoption of ASU 2015-03, accordingly issuance cost paid has been recorded as debt discount. The following is a breakdown of the convertible promissory note

	June 30, 2016	December 31, 2015
Convertible notes (including related party)	250,000	2,720,000
Less: Debt discount (warrant value)	(15,955)	(564,462)
Less: Debt discount (issuance costs paid)	-	(69,667)
	$234,045	$2,085,871

We did not record any discount for beneficial conversion as the conversion terms were unknown at the time of issuance. The conversion price was set during the February 2016 equity transaction. At that time the Company evaluated whether a beneficial conversion feature should have been recorded, and concluded that so such beneficial conversion feature needed to be recorded.

The fair value of the warrants, $0.586 per share ($782,863 in the aggregate), was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	77.5%
Risk Free interest rate	1.73%
Dividend yield (on common stock)	-

The relative value of the warrants to the notes was $600,629, which was the amount recorded as a portion of the debt discount. The amount recorded as debt discount are being amortized over the one-year term of the notes, one years, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 34% but will be paying cash at a rate of 10% per annum.

F-8

Note 7. Long term Debt

Long term debt at June 30, 2016 consists of installment agreements on three vehicles maturing on different dates through June 2020. The installment agreements, are with one financial institution and bear no interest. Monthly payments are $949 per month.

The annual maturities of long term debt as of June 30, 2016 are as follows:

For years ending December 31,
2016	$5,689
2017	11,390
2018	11,390
2019	11,390
2020	2,503
Total	$42,362

Note 8. Commitments and Contingencies

We lease office space under a non-cancelable operating lease, which will expire on November 7, 2016.

The aggregate minimum requirements under non-cancelable leases as of June 30, 2016 is $31,200.

Note 9. Stockholders’ Equity

During the six months ended June 30, 2016 pursuant to a securities purchase agreement between us and certain accredited investors, we sold 7,561,818 shares of our common stock (“Shares”) and warrants to purchase up to 3,780,909 Shares (“Warrants”) for aggregate gross proceeds to us of $6,049,456. The financing consists of two components: a new equity raise in the amount of $3, 570,000 and the conversion into common equity of $2, 479,456 of principal and interest of convertible promissory notes previously issued. See discussion in Note 6.

The Warrants are exercisable for a term of five-years at a per Share price of $1.00.

The fair value of the warrants, $2,012,168, was estimated at the date of grant using the Black-Scholes option pricing model, with an allocation of the proceeds applied to the warrants. The fair value of the warrants has been included in the total additional paid in capital. The following assumptions were used in the Black-Scholes option pricing model:

Expected life (in years)	5
Volatility (based on a comparable company)	78.12%
Risk Free interest rate	1.23%
Dividend yield (on common stock)	-

In addition, we had previously recorded debt discount on the convertible promissory note discussed above. As a result of the conversion we wrote off the remaining balance, $443,422, against additional paid in capital.

Also, during the six months ended June 30, 2016, we issued 210,455 shares of our common stock upon the conversion of outstanding convertible debt, not included in the equity raise described above, representing $50,000 in principal and $2,613.70 in interest.

During the six months ended June 30, 2016, the holder of warrants to purchase shares of common stock exercised their rights and purchased 500,000 shares of common stock for an aggregate price of $265,000. In addition the holders of 100,000 warrants exercised their right to a cash-less conversion and received 80,420 shares.

Also during the six months ended June 30, 2016 we issued 64,599 shares of stock to a member of our board of directors in lieu of $50,000 in director fees due and 60,878 shares of common stock in lieu of cash for legal fees. We valued the shares based on the trading value on the date issued.

In addition during the 6 months ended June 30, 2016 we issued 50,000 shares of stock at a price of $0.51 per share in exchange for outstanding options.

During the six months ended June 30, 2016, we issued 1,262,000 options to purchase our common stock to employees of the Company. The exercise price of the options ranged from $0.6129 to $0.83 per share, and are exercisable for a period of 8 years and vest on the third anniversary of issuance.

F-9

The fair value of the options ($528,280 in the aggregate) was calculated using the Black-Sholes option pricing model, based on the criteria shown below, and are being expensed over the vesting period of each option.

Expected life (in years)	5.5 to 8
Volatility (based on a comparable company)	75.81% to 77.31%
Risk Free interest rate	1.49% to 1.73%
Dividend yield (on common stock)	-

The total amount of equity based compensation for the three and six month periods ended June 30, 2016 included in additional paid in capital was $270,252 and $515,041, respectively.

The following is a summary of outstanding stock options issued to employees and directors as of June 30, 2016:

	Number of Options	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant $
Outstanding December 31, 2015	3,575,000	0.50	-	210,000

Issued	1,262,000	0.61-0.83	7.91	-
Cancelled	-	-	-	-
Exercised	(50,000)	0.51
Outstanding June 30, 2016	4,787,000	0.45 -0.87	5.88	210,000

Exercisable	1,580,000	0.45 -0.80	2.47	-

Note 10. Outstanding Warrants

The following is a summary of all outstanding warrants as of June 30, 2016:

	Number of warrants	price per share	remaining term in years	intrinsic value at date of grant
Warrants issued in connection with private placements of common stock	17,025,464	$0.25 - 1.50	1.94	$1,590,567
Warrants issued in connection with private placement of convertible notes	1,680,000	$0.25	0.44	$-
Warrants issued in connection with short-term notes payable	3,525,509	$0.45-$0.485	2.99	$64,583

Warrants issued for services	300,000	$.025	0.42

During the six-month period ended June 30, 2016 holders of 600,000 warrants to purchase shares of our common stock elected to exercise those warrants. We issued 480,420 shares of our common stock in exchange for the warrants and we received $240,000.

Note 11. Interest Expense

Interest expense includes direct interest of $5,887 and $17,661 for the three month periods ended June 30, 2016 and 2015, respectively, and $61,897 and $36,427 for the six month periods ended June 30, 2016 and 2015, respectively, calculated based on the interest rates stated in our various debt instruments.

In addition, as more fully described in Notes 5 and 6 above, interest expense includes non-cash amortization of the debt discount of $8,256 and $129,303 for the three months ended June 30, 2016 and 2015, respectively and $173,578 and $246,967 for the six months ended June 30, 2016 and 2015, respectively.

F-10

Note 12. Income Taxes

We account for income taxes in interim periods in accordance with ASC Topic 740, Income Taxes (“ASC 740”). We have determined an estimated annual effective tax rate. The rate will be revised, if necessary, as of the end of each successive interim period during our fiscal year to our best current estimate. As of June 30, 2016 the estimated effective tax rate for the year will be zero.

There are open statutes of limitations for taxing authorities in federal and state jurisdictions to audit our tax returns from 2009 through the current period. Our policy is to account for income tax related interest and penalties in income tax expense in the statement of operations. There have been no income tax related interest or penalties assessed or recorded.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This pronouncement also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

For the six month periods ended June 30, 2016 and 2015, we did not have any interest and penalties associated with tax positions. As of June 30, 2016 we did not have any significant unrecognized uncertain tax positions.

Note 11. Business Segments

During the six-month periods ended June 30, 2016 and 2015, we operated in only one business segment.

Note 12. Subsequent Events

Management has evaluated all activity and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

F-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Barfresh Food Group, Inc.

Beverly Hills, California

We have audited the accompanying consolidated balance sheets of Barfresh Food Group, Inc. as of December 31, 2015 and March 31, 2015 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the nine-months ended December 31, 2015 and the year ended March 31, 2015. Barfresh Food Group, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barfresh Food Group, Inc. as of December 31, 2015 and March 31, 2015, and the results of its operations and its cash flows for the nine-months ended December 31, 2015 and for the year ended March 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company has adopted the Financial Accounting Standards Board Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

March 30, 2016

F-12

Barfresh Food Group Inc.

Consolidated Balance Sheets

	December 31, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,986,004	$5,364,657
Accounts Receivable	28,596	46,096
Inventory	327,961	165,847
Prepaid expenses and other current assets	30,524	6,386
Total current assets	2,373,085	5,582,986
Property, plant and equipment, net of depreciation	688,772	545,454
Intangible assets, net of amortization	617,257	651,433
Deposits	16,451	16,451
Total Assets	$3,695,565	$6,796,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$131,804	$133,254
Accrued expenses	236,312	424,262
Deferred rent liability	1,855	1,484
Short-term notes payable - related party, net of discount	50,000	157,393
Short-term notes payable	50,000	539,631
Convertible note - related party, net of discount	119,993	-
Convertible note, net of discount	1,975,878	325114
Current portion of long term debt	14,039	7,551
Total current liabilities	2,579,881	1,588,689
Long Term Debt, net of current portion	45,992	28,916
Total liabilities	2,625,873	1,617,605

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.000001 par value, 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 86,186,453 and 77,720,828 shares issued and outstanding at December 31, 2015 and March 31, 2015, respectively	86	78
Additional paid in capital	15,798,338	14,034,623
Accumulated (deficit)	(14,728,732)	(8,808,640)
Unearned services	-	(47,342)
Total stockholders’ equity	1,069,692	5,178,719
Total Liabilities and Stockholders’ Equity	$3,695,565	$6,796,324

See the accompanying notes to the consolidated financial statements

F-13

Barfresh Food Group Inc.

Consolidated Statements of Operations

	For the nine months ended	For the year ended
	December 31, 2015	March 31, 2015
Revenue	$437,272	$211,467
Cost of revenue	251,300	126,804
Gross profit	185,972	84,663

Operating expenses:
General and administrative	5,666,204	3,211,908
Depreciation and Amortization	135,494	134,221
Total operating expenses	5,801,698	3,346,129

Operating loss	(5,615,726)	(3,261,466)

Other expenses
Interest	296,509	517,015
Loss on extinguishment of debt	7,857	-

Net (loss)	$(5,920,092)	$(3,778,481)

Per share information - basic and fully diluted:
Weighted average shares outstanding	79,149,995	66,651,993
Net (loss) per share	$(0.07)	$(0.06)

See the accompanying notes to the consolidated financial statements

F-14

Barfresh Food Group, Inc.

Statement of Stockholders’ Equity

For the Period from April 1, 2014 to December 31, 2015

	Common Stock		Additional paid in	Accumulated	Unearned
	Shares	Amount	Capital	(Deficit)	services	Total

Balance, April 1, 2014	65,247,660	$65	$7,739,117	$(5,030,159)	$-	$2,709,023
Issuance of common stock and warrants for cash, net of expenses of $238,212	11,044,000	11	5,283,777	-	-	5,283,788
Effect of issuance of warrants in relation to debt (debt discount)	-	-	164,638	-	-	164,638
Issuance of stock for services to non-employees	155,000	-	113,845	-	-	113,845
Issuance of stock for services to employee and directors	964,100	1	496,457	-	(41,665)	454,793
Stock based compensation	-	-	236,790	-	(57,209)	179,581
Amortization of unearned services	-	-	-	-	51,532	51,532
Conversion of warrants	310,068	1	(1)	-	-	0
Net loss for the year ended March 31, 2015	-			(3,778,481)	-	(3,778,481)
Balance March 31, 2015	77,720,828	78	14,034,623	(8,808,640)	(47,342)	5,178,719

Conversion of warrants	6,695,352	7	2,493	-	-	2,500
Issuance of stock for services	141,477	-	83,000	-	-	83,000
Conversion of debt into stock	1,628,796	2	447,197	-	-	447,199
Effect of issuance of warrants in relation to debt	-	-	600,629	-	-	600,629
Stock based compensation	-	-	630,395	-	-	630,395
Amortization of unearned services	-	-	-	-	47,342	47,342
Net loss for the nine months ended December 31, 2015	-	-	-	(5,920,092)	-	(5,920,092)
	86,186,453	$87	$15,798,337	$(14,728,732)	$0	$1,069,692

See the accompanying notes to the consolidated financial statements

F-15

Barfresh Food Group Inc.

Consolidated Statements of Cash Flows

	For the nine month ended December 31, 2015	For the year ended March 31, 2015
Cash flow from operating activities:
Net (loss)	$(5,920,092)	$(3,778,481)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	89,648	72,842
Equity based compensation	630,395	748,219
Amortization of intellectual property	45,846	61,379
Amortization of debt discount	225,363	448,971
Amortization of unearned services	47,342	51,532
Reserve for bad debt	-	(65,000)
Purchase of assets for long term debt	-	37,751
Stock issuance for service	83,000	-
Change in operating assets and liabilities
Accounts receivable	17,500	87,544
Inventory	(162,114)	(88,934)
Prepaid expenses	(24,138)	5,621
Deposits	-	(1,990)
Accounts payable	(1,450)	(42,597)
Accrued expenses	(160,656)	181,442
Deferred rent	371	(382)
Net cash (used in) operations	(5,128,985)	(2,282,083)

Cash flow from investing activities:
Purchase of fixed assets	(236,014)	(271,927)
Disposition of fixed assets	2,951	15,709
Purchase of patent	(11,669)	(12,158)
Net cash (used in) investing activities	(244,732)	(268,376)

Cash flow from financing activities:
Issuance of common stock and warrants for cash	-	5,283,788
Issuance of convertible notes	2,670,000	-
Borrowing from long term debt	33,000	(1,284)
Exercise of warrant	2,500	-
Debt issuance costs	(76,000)	-
Repayment of short term notes payable	(75,000)	-
Repayment of short term notes payable -related party	(550,000)	-
Repayment of long term debt	(9,436)	-
Net cash provided by financing activities	1,995,064	5,282,504

Net increase (decrease) in cash	(3,378,653)	2,732,045
Cash and cash equivalents at beginning of period	5,364,657	2,632,612
Cash and cash equivalents at end of period	$1,986,004	$5,364,657

Supplemental disclosure of cash flow information:
Cash paid for interest	$57,710	$81,185
Cash paid for income taxes	$-	$-

Non-cash financing activities:
Common stock issued for services, stock based Compensation, and conversion of debt	$1,160,592	$847,092
Fair value of warrants issued with notes payable	$600,629	$164,638

See the accompanying notes to the financial statements

F-16

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Note 1. Summary of Significant Accounting Policies

Barfresh Food Group Inc., (“we,” “us,” “our,” and the “Company”) was incorporated on February 25, 2010 in the State of Delaware. We are engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

On December 15, 2015 the Company changed its fiscal year end from March 31 to December 31 with immediate effect. As a result the Company is filing a Transition Report on Form 10-K for the nine-month period ending December 31, 2015.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and our wholly owned subsidiaries Barfresh Inc. and Barfresh Corporation Inc. All inter-company balances and transactions among the companies have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less, at the time of purchase, to be cash equivalents.

Concentration of Credit Risk

The amount of cash on deposit with financial institutions exceeds the $250,000 federally insured limit at December 31, 2015. However, we believe that cash on deposit that exceeds $250,000 in the financial institutions is financially sound and the risk of loss is minimal.

Fair Value Measurement

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

F-17

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Our financial instruments consist of accounts receivable, accounts payable, accrued expenses, notes payable, and convertible notes. The carrying value of our financial instruments approximates their fair value due to their relative short maturities.

Accounts Receivable

Accounts receivable are typically unsecured. Our credit policy calls for payment generally within 30 days. The credit worthiness of a customer is evaluated prior to a sale. As of December 31, 2015, and March 31, 2015 there is an Allowance for Doubtful Accounts of approximately $65,000. Bad Debt Expense for the period ended March 31, 2015 was $65,000, and there was no Bad Debt Expense for the period ended December 31, 2015.

Inventory

Inventory consists of finished goods and is carried at the lower of cost or market on a first in first out basis.

Intangible Assets

Intangible assets are comprised of patents, net of amortization. The patent costs are being amortized over the life of the patent, which is twenty years from the date of filing the patent application. In accordance with ASC Topic 350 Intangibles - Goodwill and Other (“ASC 350”), the costs of internally developing other intangible assets, such as patents, are expensed as incurred. However, as allowed by ASC 350, costs associated with the acquisition of patents from third parties, legal fees and similar costs relating to patents have been capitalized.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and accumulated impairment loss, if any. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized over the shorter of the useful life of the asset or the lease term that includes any expected renewal periods that are deemed to be reasonably assured. The estimated useful lives used for financial statement purposes are:

Furniture and fixtures: 5 years

Manufacturing Equipment: 7 years

Leasehold improvements: 2 years

Vehicles 5 years

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collection is reasonably assured. Revenue is recorded net of provisions for discounts, slotting fees, and promotion allowances. Our products are sold on various terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery. We recognize revenue upon receipt of our products by our distributors and retail accounts, in accordance with written sales terms, net of provisions for discounts or allowances. Allowances for returns and discounts are made on a case-by-case basis. Historically, neither returns nor discounts have been material.

Research and Development

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. We incurred $67,341 and $51,465, in research and development expenses for the nine months ended December 31, 2015 and the year ended March 31, 2015, respectively.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in ASC Topic 840, Leases (“ASC 840”). In addition, our lease agreement provides for rental payments commencing at a date other than the date of initial occupancy. We include the rent holidays in determination of straight-line rent expense. Therefore, rent expense is charged to expense beginning with the occupancy date. Deferred rent was $1,855 and $1,484 at December 31, 2015 and March 31, 2015, respectively, and will be charged to rent expense over the life of the lease.

F-18

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Income Taxes

The provision for income taxes is determined in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements, uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the nine months ended December 31, 2015 and for the year ended March 31, 2015 we did not have any interest and penalties or any significant unrecognized uncertain tax positions.

Earnings per Share

We calculate net loss per share in accordance with ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and diluted earnings per share is computed by including common stock equivalents outstanding for the period in the denominator. At December 31, 2015 and March 31, 2015 any equivalents would have been anti-dilutive as we had losses for the years then ended.

Stock Based Compensation

We calculate stock compensation in accordance with ASC Topic 718, Compensation-Stock Based Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee stock ownership plans

Recent pronouncements

From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective may have an impact on our results of operations and financial position.

F-19

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

ASU Update 2014-09 Revenue from Contracts with Customers (Topic 606) issued May 28, 2014 by FASB and IASB converged guidance on recognizing revenue in contracts with customers on an effective date after December 31, 2017 will be evaluated as to impact and implemented accordingly.

ASU Update 2014-15 Presentation of Financial Statements-Going Concern (Sub Topic 205-40) issued August 27, 2014 by FASB defines managements responsibility to evaluate whether there is a substantial doubt about an organizations ability to continue as a going concern. The additional disclosure required is effective after December 31, 2015 and will be evaluated as to impact and implemented accordingly.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest: Simplifying the Presentation of Debt Issuance Cost. The guidance requires an entity to present debt issuance costs in the balance sheet as a direct reduction from the carrying amount of the debt liability, consistent with debt discounts, rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. Debt issuance costs related to revolving credit arrangements, however, will continue to be presented as an asset and amortized ratably over the term of the arrangement. ASU 2015-03 is effective for reporting periods beginning after December 15, 2015 including interim periods within those annual periods. Early application is permitted, and upon adoption, ASU 2015-03 should be applied on a retrospective basis. We have adopted ASU 2015-03 and it has not had a material impact on our Consolidated Financial Statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which simplifies the measurement principle of inventories valued under the First-In, First-Out (“FIFO”) or weighted average methods from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 is effective for reporting periods beginning after December 15, 2016 including interim periods within those annual periods. We do not expect the standard to have a material impact on our Consolidated Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent on the consolidated balance sheet. ASU 2015-17 is effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. Upon adoption, ASU 2015-17 may be applied either prospectively or retrospectively. We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to improve financial reporting about leasing transactions. This ASU will require organizations that lease assets (“lessees”) to recognize a lease liability and a right-of-use asset on its balance sheet for all leases with terms of more than twelve months. A lease liability is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset represents the lessee’s right to use, or control use of, a specified asset for the lease term. The amendments in this ASU simplify the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. This ASU leaves the accounting for the organizations that own the assets leased to the lessee (“lessor”) largely unchanged except for targeted improvements to align it with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is evaluating the potential impact of ASU 2016-02 on its Consolidated Financial Statements.

F-20

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Note 2. Property Plant and Equipment

Major classes of property and equipment at December 31, 2015 and March 31, 2015 consist of the following:

	December 31, 2015	March 31, 2015
Furniture and fixtures	$13,604	$10,794
Manufacturing Equipment	705,782	632,596
Leasehold Improvements	3,300	3,300
Vehicles	116,752	58,752
	839,438	705,442
Less: accumulated depreciation	(249,732)	(159,988)
	589,706	545,454
Equipment not yet placed in service	99,066	-
Property and equipment, net of depreciation	$688,772	$545,454

We recorded depreciation expense related to these assets of $89,648 and $72,103 for the nine months ended December 31, 2015 and the year ended March 31, 2015, respectively.

Note 3. Intangible Assets

During the year ended March 31, 2014, we acquired at a cost of $672,157, all of the international patent rights for a pre-portioned, ready to blend packet for beverages, particularly, smoothies, shakes and frappes.

As of December 31, 2015 and March 31, 2015, intangible assets primarily consists of patent costs of $760,475 and $748,806, less accumulated amortization of $143,218 and $97,373, respectively.

The amounts carried on the balance sheet represent cost to acquire, legal fees and similar costs relating to the patents incurred by the Company. Amortization is calculated through the expiration date of the patent, which is December, 2025. The amount charged to expenses for amortization of the patent costs was $45,846 and $61,378 for the nine months ended December 31, 2015 and the year ended March 31, 2015, respectively.

Estimated future amortization expense related to intangible property as of December 31, 2015 is as follows:

Years ending December 31,	Total Amortization
2016	$61,328
2017	$61,328
2018	$61,328
2019	$61,328
2020	$61,328
Later years	$310,617
$617,257

Note 4. Related Parties

As disclosed below in Note 5, there remains outstanding $50,000 in Short-Term Notes Payable to related parties, a significant shareholder and a company controlled by a director and significant shareholder.

F-21

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

As disclosed below in Note 6, members of management, directors, and members of their families, participated in $635,000 of the total $2,670,000 convertible notes offering.

As disclosed below in Note 9, members of management and directors have received shares of stock and options in exchange for services.

Note 5. Short-Term Notes Payable (Related and Unrelated)

In December 2013, we closed an offering of $775,000 in short-term notes payable (“Short-Term Notes”), $500,000 of which was purchased by a significant shareholder and $100,000 was purchased by a company controlled by a director and significant shareholder. The Short-Term Notes bear interest at a rate of 2% per annum and were due and payable on December 20, 2014. We also issued 1,291,667 warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.45 per share, may be exercised on a cashless basis and are exercisable for a period of five years.

In accordance with the guidance in ASC Topic 470-20 Debt with Conversion and Other Options (“ASC 470”), we first calculated the fair value of the warrants issued and then determined the relative value of the Short-Term Notes.

The relative value of the warrants was $298,232, which was the amount recorded as debt discount to the short term notes. The amounts recorded as debt discount were amortized over the one year term, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 52% but paid cash at a rate of 2% per annum.

We exercised our right to extend the due date of the Short-Term Notes to June 20, 2015. The extended Short-Term Notes bear at the rate of 3% per annum and required us to issue additional warrants (“Extension Warrants”). We issued 898,842 Extension Warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each Extension Warrant entitles the holder to purchase one share of our common stock at a price of $0.485 per share, may be exercised on a cashless basis and are exercisable for a period of three years.

As discussed above, we accounted for the warrants as per the guidance in ASC 470. The relative value of the Extension Warrants, $164,638, was the amount recorded as the new debt discount. The amounts recorded as debt discount were being amortized over the six-month term of the note, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 53% but pay cash at a rate of 3% per annum.

The fair value of the Extension Warrant, $0.23 per share, was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	76.88%
Risk Free interest rate	1.10%
Dividend yield (on common stock)	-%

F-22

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

On June 20, 2015, some of the Short-Term Notes were amended again, and some of the Short-Term Notes were redeemed. Short-Term Notes totaling $700,000 were amended to provide for repayment on June 20, 2015 of 50% of the face value, plus accrued interest to that date ($10,500), and extension of the remaining balance until September 20, 2015, and the interest rate on the notes that were extended was adjusted to 10%. The remaining Short-Term Notes were fully redeemed on June 20, 2015. One such note in the amount of $25,000 was redeemed for cash, and one such note in the amount of $50,000 was redeemed for 71,429 shares of our common stock. As a result of the above described amendments and redemptions of the Short-Term Notes, all remaining unamortized debt discount was expensed as of June 20, 2015.

Of the balance of the notes due that were payable on September 20, 2015, one note for $250,000 was repaid on October 1, 2015, and one note to related parties totaling $50,000 were extended until June 30, 2016, with 10% interest.

Interest expenses includes direct interest of $15,068 and $17,644 and amortization of debt discounts of $77,976 and $316,917 for the nine months ended December 31, 2015, and for the year ended March 31, 2015, respectively, for this note.

Note 6. Convertible Notes (Related and Unrelated)

In August 2012, we closed an offering of $440,000 of convertible notes. The notes bear interest at a rate of 12% per annum and were due and payable on September 6, 2013. In addition, the notes were convertible, at any time after the original issue date until the notes are no longer outstanding, into our common stock at a conversion price of $0.372 per share. We also issued 956,519 warrants to the note holders for the right to purchase shares of our common stock. Each warrant entitled the holder to purchase one share of our common stock at a price of $0.46 per share for a term of seven years.

When the convertible notes were due, we settled the notes by repaying $40,000 of the notes in cash, issuing new convertible notes in the amount of $400,000 and received payment for another note in the amount of $20,000. The new notes bear interest at a rate of 12% per annum and were due and payable on September 6, 2015. In addition, the new notes were convertible at any time after the original issue date until the new notes are no longer outstanding, into our common stock at a conversion price of $0.25 per share. We also issued warrants to the new note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.25 per share. There were 1,680,000 warrants issued. The warrants issued with the original notes were cancelled.

In accordance with the guidance in ASC 470, we first calculated the fair value of the warrants issued and then determined the relative value of the notes and determined that there was a beneficial conversion feature.

The fair value of the warrants, $0.13 per share ($216,531 in the aggregate), was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	85%
Risk Free interest rate	0.91%
Dividend yield (on common stock)	-

The relative value of the warrants to the notes was $142,873, which was the amount recorded as a portion of the debt discount. We also recorded a beneficial conversion feature on the convertible notes of $125,905. The amounts recorded as debt discount are being amortized over the two year term, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 74% but will be paying cash at a rate of 12% per annum.

As of December 31, 2015, all debt discount has been amortized.

During September 2015, all of the holders of the convertible notes elected to convert the then outstanding $420,000 of notes, and accumulated interest of $21,955 to our common stock. We issued 1,557,367 shares of our common stock prior to December 31, 2015, and have issued the remaining 210,455 shares after December 31, 2015.

F-23

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Interest expenses include direct interest of $21,955 and $50,400 and amortization of debt discount of $95,249 and $132,054 for nine month ended December 31, 2015 and for the year ended March 31, 2015 respectively for this note.

During the nine months ended December 31, 2015, we raised $2,670,000 through the issuance of convertible promissory notes. The notes bear interest at a rate of 10% and mature in one year. In the event we complete an equity financing prior to the maturity date of the notes, the holders shall have the right to convert all outstanding principal and accrued and unpaid interest under the notes into the class of equity issued in such financing on the same terms as the other investors concurrently with the closing of such financing. We also issued 1,335,000 warrants to the note holders for the right to purchase shares of our common stock. Each warrant entitled the holder to purchase one share of our common stock at a price of $1.00 per share for a term of five years. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

We elected early adoption of ASU 2015-03, accordingly issuance cost paid has been recorded as debt discount. The following is a breakdown of the convertible promissory note

	December 31, 2015	March 31, 2015
Convertible notes (including related party)	$2,720,000	$420,000
Less: Debt discount (warrant value)	(554,462)	(94,886)
Less: Debt discount (issuance costs paid)	(69,667)	-
	$2,095,871	$325,114

We did not record any discount for beneficial conversion as the conversion terms were unknown at December 31, 2015.

Interest expenses includes direct interest of $26,671 and amortization of debt discount of $52,500 for nine month ended December 31, 2015 for this note.

The fair value of the warrants, $0.586 per share ($782,863 in the aggregate), was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected life (in years)	3
Volatility (based on a comparable company)	77.5%
Risk Free interest rate	1.73%
Dividend yield (on common stock)	-

The relative value of the warrants to the notes was $600,629, which was the amount recorded as a portion of the debt discount. The amount recorded as debt discount are being amortized over the one year term of the notes, one years, and accreted to interest expense. We estimated the effective interest rate as calculated to be approximately 34% but will be paying cash at a rate of 10% per annum.

Subsequent to December 31, 2015, we had an equity financing and holders of all of the convertible notes except for $100,000 exercised their right to convert. See Note 14 for additional disclosure.

Note 7. Long term Debt

Long term debt at December 31, 2015 consists of installment agreements on four vehicles maturing on different dates through June 2020. The installment agreements, are with one financial institution and bear no interest. Monthly payments are $1,171 per month.

The annual maturities of long term debt as of December 31, 2015 are as follows:

For years ending December 31,
2016	$14,039
2017	14,051
2018	14,051
2019	14,051
2020	3,839
$60,031

F-24

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

Note 8. Commitments and Contingencies

We lease office space under a non-cancelable operating lease, which expires on November 7, 2016. The aggregate minimum requirements through December 31, 2016 total $79,587

Note 9. Stockholders’ Equity

During the year ended March 31, 2015, we completed two offerings of common stock units at a price of $0.50 per unit. Each unit consists of one share of common stock and a five-year warrant to purchase one-half (1/2) share of our common stock at an exercise price of $0.60 per share (“Unit” or “Units”). We sold a total of 11,044,000 units representing 11,044,000 shares and warrants to purchase 5,522,000 shares for total consideration of $5,522,000.

The fair value of the warrants, $1,842,613, was estimated at the date of grant using the Black-Scholes option pricing model, with an allocation of the proceeds applied to the warrants. The difference between the warrant allocation and the proceeds was allocated to the shares of common stock issued. The fair value of the warrants has been included in the total additional paid in capital. The following assumptions were used in the Black-Scholes option pricing model:

Expected life (in years)	5
Volatility (based on a comparable company)	100%
Risk Free interest rate	0.36%
Dividend yield (on common stock)	-

During the year ended March 31, 2015, we issued 900,000 shares of common stock to an officer and two employees of the Company for services rendered. In accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), compensation expense in the amount of $446,460 was recognized in the statement of operations.

Also during the year ended March 31, 2015, we issued 155,000 shares of our restricted common stock to legal counsel and a consultant to the Company. In accordance with ASC Topic 505, Equity-Based Payments to Non-Employees (“ASC 505”), expense in the amount of $113,845 was recognized in the statement of operations.

Additionally, during the year ended March 31, 2015, we issued 64,100 shares of our Common Stock to a Director. The fair value of the stock was based on the trading value of the shares on the date of grant. The shares vest over a one-year period and are being amortized over that period. The unamortized balance is shown as Unearned Services in the equity section of the Balance Sheet.

We also issued options to purchase 600,000 shares of our common stock at an exercise price of $0.45 per share to two officers and directors and a director of the Company. The options vested immediately and are exercisable for a period of 5 years from the date of issuance, January 21, 2014. The fair value of the options, $179,581, which was charged to expenses, was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected life (in years)	5
Volatility (based on a comparable company)	91%
Risk Free interest rate	1.35%
Dividend yield (on common stock)	-

During the year ended March 31, 2015, we issued 150,000 options to a director of the Company. The exercise price of the options is $0.54 per share, which was the fair market value of the option on the date of grant and is exercisable for a period of 5 years. The options vest on the first anniversary of the issuance, October 14, 2015. The unamortized balance is shown as Unearned Services in the equity section of the Balance Sheet.

F-25

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

The fair value of the option, $0.3814 per share, ($57,209 in the aggregate) was calculated using the Black-Sholes option pricing model using the following assumptions and is being written off over a one-year period:

Expected life (in years)	5
Volatility (based on a comparable company)	91.8%
Risk Free interest rate	1.45%
Dividend yield (on common stock)	-

During the nine months ended December 31, 2015, we increased our authorized capitalization to 300,000,000 shares of stock, consisting of 295,000,000 shares of common stock, par value $0.000001per share, and 5,000,000 shares of blank check preferred stock, par value $0.000001. During the nine-months ended December 31, 2015, our Board of Directors also unanimously approved and adopted the Barfresh Food Group, Inc. 2015 Equity Incentive Plan (the “Plan”). The maximum number of shares that may be issued pursuant to awards under the Plan is 15,000,000 shares.

During the nine months ended December 31, 2015, we issued 141,477 shares of common stock, valued at $83,000, for services.

During the nine-months ended December 31, 2015 we granted the right to 1,000,000 shares of restricted common stock to a director of the Company who during the period became an officer of the Company. The stock vests 50% on each of the second and third anniversary of the issuance. In accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), compensation expense in the amount of $166,667 for the nine months ended December 31, 2015, was recognized in the statement of operations. In addition, we granted the right to 450,000 shares of restricted stock to two other officers in connection with employment agreements entered into during the nine months ended December 31, 2015. In accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), compensation expense in the amount of $78,467 for the nine months ended December 31, 2015 was recognized in the statement of operations.

During the nine months ended December 31, 2015, we issued 1,985,000 options to purchase our common stock to officers and employees of the Company. In addition, we cancelled 10,000 options to purchase our common stock. The exercise price of the options ranged from $0.50 to $0.82 per share, and are exercisable for periods of between 5 and 8 years. The options vest under a variety of vesting schedules. Seventy thousand (70,000) of the options vest on the first anniversary of issuance, 850,000 of the options vest on the second anniversary of issuance, and 870,000 of the options vest on the third anniversary of issuance.

The fair value of the options ($1,345,317 in the aggregate) was calculated using the Black-Sholes option pricing model, based on the criteria shown below, and are being written off the life of each option.

Expected life (in years)	4.5 to 8
Volatility (based on a comparable company)	78% to 99%
Risk Free interest rate	1.38% to 2.11%
Dividend yield (on common stock)	-

F-26

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

The following is a summary of outstanding stock options issued to employees and directors as of December 31, 2015:

	Number of Options	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant $
Outstanding April 1, 2014	800,000	0.50	-	-

Issued	800,000	.45-.54	4.25	-
Cancelled	-	-	-	-
Outstanding March 31, 2015	1,600,000	.45 -.54	4.25	-

Issued	1,985,000	.47 -.87	6.42
Cancelled	(10,000)	.50	7.25
Outstanding December 31, 2015	3,575,000		4.84

Exercisable	1,600,000	.45 - .54	2.53	-

Note 10. Outstanding Warrants

The following is a summary of all outstanding warrants as of December 31, 2015:

	Number of Warrants	Exercise price per share $	Average remaining term in years	Aggregate intrinsic value at date of grant
Warrants issued in connection with private placements of common stock	11,213,332	0.25 - 1.50	1.69	$262,700
Warrants issued in connection with private placement of convertible notes	1,680,000	0.25	1.45	$-
Warrants issued in connection with short-term notes payable	2,190,509	.45	3.23	$64,583
Warrants issued in connection with convertible short-term notes payable	1,310,000	1.00	5	$

Note 11. Income Taxes

Income tax provision (benefit) for the nine months ended December 31, 2015 and the year ended March 31, 2015 is summarized below:

	December 31, 2015	March 31, 2015
Current:
Federal	$-	$-
State	-	-
Total current	-	-
Deferred:
Federal	(1,712,000)	(1,015,700)
State	(167,000)	(98,600)
Total deferred	(1,888,000)	(1,114,300)
Increase in valuation allowance	1,888,000	1,114,300

F-27

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate before provision for income taxes. The sources and tax effect of the differences are as follows:

	December 31, 2015	March 31, 2015
Income tax provision at the federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	3.3%	3.3%
Effect of net operating loss	(37.3%)	(37.3%)
	-%	-%

Components of the net deferred income tax assets at December 31, 2015 and March 31, 2015 were as follows:

	December 31, 2015	March 31, 2015
Net operating loss carryover	$4,708,800	$2,820,800
Valuation allowance	(4,708,800)	(2,820,800)
	$-	$-

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more than likely than not that some portion or all of the deferred tax assets will not be recognized. After consideration of all the evidence, both positive and negative, management has determined that a $4,708,800 and $2,820,800 allowance at December 31, 2015 and March 31, 2015, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current period is $1,888,000.

As of December 31, 2015, we have a net operating loss carry forward of approximately $12,624,100. The loss will be available to offset future taxable income. If not used, this carry forward will expire as follows:

2030	$1,000
2031	$63,800
2032	$345,900
2033	$1,840,300
2034	$2,324,100
2035	$2,987,300
2036	$5,061,700

As of December 31, 2015 we did not have any significant unrecognized uncertain tax positions.

Note 12. Business Segments

During the nine months ended December 31, 2015 and the year ended March 31, 2015, we operate in only one segment and sold to two geographic locations as follows:

	December 31, 2015		March 31, 2015
Australia	$		$6,968
United States		437,272	204,499
		$437,272	$211,467

All of our assets are located in the United States.

F-28

Barfresh Food Group Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and March 31, 2015

The following is a breakdown of customers representing more than 10% of sales for the nine months ended December 31, 2015:

	Revenue from customer	Percentage of total revenue
Customer A	$373,190	85.3%
Customer B	37,276	8.5%
Customer C	18,144	4.1%
	$428,610	98.0%

The following is a breakdown of customers representing more than 10% of sales for the year ended March 31, 2015:

	Revenue from customer	Percentage of total revenue
Customer A	$58,911	28.0%
Customer B	52,195	24.8%
Customer C	24,234	11.5%
	$135,340	64.3%

Note 13. Transitional Reporting Year – Comparison of audited results for the nine months ended December 31, 2015 to the unaudited results for the nine months ended December 31, 2014.

	2015	2014
		(unaudited)
Revenue	$437,272	$157,834
Cost of revenue	251,300	97,456
Gross profit	185,972	60,378

Operating expenses:
General and administrative	5,666,204	2,058,929
Depreciation and Amortization	135,494	94,823
Total operating expenses	5,801,698	2,153,752

Operating loss	(5,615,726)	(2,093,374)

Other expenses
Interest	296,509	379,279
Loss on extinguishment of debt	7,857	-

Net (loss)	$(5,920,092)	$(2,472,653)

Per share information - basic and fully diluted:
Weighted average shares outstanding	79,149,995	66,281,522
Net (loss) per share	$(0.07)	$(0.04)

Note 14. Subsequent Events

Management has evaluated all activity and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements except as for the following:

On February 26, 2016 the Company, pursuant to a securities purchase agreement between the Company and certain accredited investors, sold 7,379,371 shares of its common stock (“Shares”) and warrants to purchase up to 3,689,686 Shares (“Warrants”) for aggregate gross proceeds to the Company of $5,903,498. The financing consists of two components: a new equity raise in the amount of $3,270,000 and the conversion into common equity of $2,633,498 of principal and interest of convertible promissory notes previously issued. See discussion in Note 6. The Warrants are exercisable for a term of five-years at a per Share price of $1.00.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws. The Company’s Certificate of Incorporation provides for such indemnification to the fullest extent of Section 145 and states that the indemnification is not exclusive of other rights of those seeking indemnification may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

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The Company intends to enter into agreements with its directors and executive officers, that will require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.

The right of any person to be indemnified is subject always to the right of the Company by its board of directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts are estimates. The selling shareholders will pay none of the expenses set forth below.

SEC filing fees	$1,100
Legal fees and expenses	25,000
Accounting fees and expenses	2,500
Transfer agent fees and expenses	100
Printing fees	2,500
Miscellaneous	2,000
Total	$33,200

Item 26. Recent Sales of Unregistered Securities

The following sets forth all sales of unregistered securities we have completed during the last three years. Except as otherwise indicated below, the following transactions were effected in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. We based such reliance upon the following facts and circumstances: (i) the investors were accredited investors, as defined in Rule 501 of the Securities Act and were sophisticated, having sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the investment, (ii) the investors represented that they were purchasing the securities for investment purposes without a view to distribution, (iii) the investors had access to our management and information concerning the Company, its business and financial information and (iv) we conducted the sale of the securities without general solicitation or advertising. Except as otherwise indicated below, no underwriting discounts or commissions were paid in the transactions.

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On January 29, 2016, we closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,335,000 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

During the three months ended September 30, 2015 we granted 80,000 options to purchase shares of our common stock to officers, directors and employees. The exercise prices range from $0.47 to $0.72.

During the three months ended June 30, 2015 we granted the right to 1,000,000 shares of restricted common stock to a director of the Company who during the period became an officer of the Company. The stock vests 50% on each of the second and third anniversary of the issuance. In addition, we granted the right to 350,000 shares of restricted to another officer in connection with an employment agreement entered into during the three month period ended June 30, 2015.

During the three months ended June 30, 2015, we issued 1,740,000 options to purchase our common stock to officers and employees of the Company. The exercise price of the options ranged from $0.50 to $0.82 per share, and the options are exercisable for periods of between 5 and 8 years. The options vest under a variety of vesting schedules. Two hundred sixty five thousand (265,000) of the options vest on the first anniversary of issuance, 675,000 of the options vest on the second anniversary of issuance, 675,000 of the options vest on the third anniversary of issuance, and 125,000 of the options vest on the third anniversary of issuance.

During the year ended March 31, 2015 we completed two offerings of common stock units at a price of $0.50 per unit. Each unit consists of one share of common stock and a five year warrant to purchase one-half (1/2) share of our common stock at an exercise price of $0.60 per share. We sold a total of 11,044,000 units representing 11,044,000 shares and warrants to purchase 5,522,000 shares for total consideration of $5,522,000.

During the year ended March 31, 2015 we issued 900,000 shares of restricted common stock to an officer and two employees of the Company for services rendered.

Also during the year ended March 31, 2015, we issued 155,000 shares of our restricted common stock to legal counsel and a consultant to the Company.

Additionally, during the year ended March 31, 2015, we issued 64,100 shares of our common stock to a director. The shares vest over a one year period. We also issued options to purchase 600,000 shares of our common stock at an exercise price of $0.45 per share to two officers and directors and a director of the Company. The options vested immediately and are exercisable for a period of 5 years from the date of issuance, January 21, 2014.

During November 2014 we issued 494,000 shares of our common stock for total consideration of $247,000. In addition to the Common Stock, the Company issued 247,000 warrants to purchase shares of the Company’s common stock for a purchase price of $0.60 per share and for a term of 5 years.

On March 20, 2014 we completed a private placement to accredited investors of 5,000,000 shares of common stock and Series E Warrants to purchase up to 2,500,000 shares for aggregate gross proceeds to the Company of $2,500,000. The Series E Warrants are exercisable for a term of three-years at a per share price of $0.60. An additional 25,000 shares of common stock and Series E Warrants to purchase 25,000 shares were issued to a service provider.

During the year ended March 31, 2014 we issued 600,000 shares of common stock to officers and directors of the Company for services rendered. We also issued 55,000 shares of our common stock to non-employees for consulting services and options to purchase 800,000 shares of our common stock at an exercise price of $0.50 per share to a director of the Company. The options vested immediately and are exercisable for a period of 3 years from the date of issuance, February 14, 2014.

On December 20, 2013 we completed a private offering of an aggregate of $775,000 in promissory notes. The notes bear interest at a rate of 2.0% and are due and payable on December 20, 2014, with certain provisions for extension. In addition to the notes, the Company issued to the holders five-year warrants to purchase 1,291,667 shares of the Company’s common stock for a purchase price of $0.45 per share.

On August 7, 2013 we completed a private placement of 7,626,000 units at a purchase price of $0.25 per unit for a total aggregate amount of $1,906,500. Each unit consists of one share of common stock, one three-year Series C Warrant to purchase a share of common stock at a purchase price of $0.25 per share, and one five-year Series D Warrant to purchase one-half share of common stock at a purchase price of $0.25 per one-half share ($0.50 per share). Network 1 Financial Securities, Inc., a licensed broker dealer, acted as placement agent and received a selling commission equal to $190,650 and non-accountable expense reimbursement of $57,195.

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Item 27. Exhibits

(b)	Exhibits required by Item 601 of Regulation S-K

Exhibit Number	Description
2.1	Share Exchange Agreement dated January 10, 2012 by and among Moving Box Inc., Andreas Wilcken, Jr., Barfresh Inc. and the shareholders of Barfresh Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K as filed January 17, 2012
3.1	Certificate of Incorporation of Moving Box Inc. dated February 25, 2010 (incorporated by reference to Exhibit 3.1 to Form S-1 (Registration No. 333-168738) as filed August 11, 2010)
3.2	Amended and Restated Bylaws of Barfresh Food Group Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed August 4, 2014)
3.3	Certificate of Amendment of Certificate of Incorporation of Moving Box Inc. dated February 13, 2012 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed February 17, 2012)
3.4	Certificate of Amendment of Certificate of Incorporation of Smoothie Holdings Inc. dated February 16, 2012 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K as filed February 17, 2012)
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K as filed January 17, 2012)
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.4	Form of Series D Warrant (incorporated by reference to Exhibit 4.4 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.5	Form of Series PA Warrant (incorporated by reference to Exhibit 4.5 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.6	Form of Series CN Warrant (incorporated by reference to Exhibit 4.6 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.7	Form of Series N Warrant**
4.8	Form of Series E Warrant**
4.9	Form of Series G Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K as filed February 16, 2015)
4.10	Form of Note dated December 20, 2013 by Barfresh Food Group Inc. in favor of certain investors (incorporated by reference to Exhibit 4.1 to Form 10Q for the period ending December 31, 2013, as filed February 13, 2014)
4.11	Form of Warrant dated December 1, 2013 (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-1 (File No. 333-211019), filed April 29, 2016)
5.1	Opinion and Consent of Libertas Law Group, Inc. +
10.1	Form of Registration Rights Agreement dated December 20, 2013 (incorporated by reference to Exhibit 4.2 to Form 10Q for the period ending December 31, 2013, as filed February 13, 2014)
10.2	Intellectual Property Sale Deed by and between National Australia Bank Limited and Barfresh Inc. dated October 15, 2013 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q as filed November 20, 2013)
10.3	Agreement of Sale, dated January 10, 2012, by and among Moving Box Inc. and Andreas Wilcken, Jr. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K as filed January 17, 2012)
10.4	Form of Subscription Agreement dated January 10, 2012 by and between Moving Box, Inc. and certain investors. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K as filed January 17, 2012)
10.5	Form of Lock Up Agreement dated January 10, 2012 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K as filed January 17, 2012)
10.6	Amendment No. 2, dated January 10, 2012 to Agreement dated March 21, 2010, by and among Moving Box Inc., Moving Box Entertainment LLC, Garrett LLC, Ian McKinnon, Brad Miller, Andreas Wilckin, Jr. and Uptone Pictures, Inc. (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, as filed January 17, 2012)
10.7	Investor Release dated January 10, 2012, by and among Moving Box Inc., Andreas Wilcken, Jr., Garrett LLC, Ian McKinnon and Brad Miller (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K as filed January 17, 2012)
10.8	Form of Registration Rights Agreement dated March 13, 2015 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K as filed February 16, 2015)
21.0	Subsidiaries**
23.1	Opinion of Eide Bailly LLP*
23.2	Opinion of Libertas Law Group, Inc. (included in Exhibit 5.1)+

* Filed herewith.

**Previously filed with the initial filing of this registration statement on Form S-1 on April 10, 2015.

+Previously filed with this registration statement on Form S-1 on May 5, 2015.

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Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. If the issuer is relying on Rule 430B:

1. Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b. If the issuer is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, State of California, on September 6, 2016.

BARFRESH FOOD GROUP, INC.

/s/ Riccardo Delle Coste
Riccardo Delle Coste
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Riccardo Delle Coste	Chief Executive Officer and Director	September 6, 2016
Riccardo Delle Coste	(Principal Executive Officer)

/s/ Joseph Tesoriero	Chief Financial Officer	September 6, 2016
Joseph Tesoriero	(Principal Financial Officer ; Principal Accounting Officer )

*	Director	September 6, 2016
Steven Lang

*	Director	September 6, 2016
Joseph M. Cugine

*	Director	September 6, 2016
Arnold Tinter

*	Director	September 6, 2016
Alice Elliot

By:	/s/ Riccardo Delle Coste
Riccardo Delle Coste
Attorney in Fact

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